UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Anadarko Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P.O. Box 1330
Houston, Texas 77251-1330

March 26, 2010

TO OUR STOCKHOLDERS:

The 2010 Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 18, 2010, at 8:00 a.m. (Central Daylight Time).

The attached Notice of Annual Meeting of Stockholders and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement and will not include a management presentation.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement, a proxy card and our 2009 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may also attend and vote at the Annual Meeting.

Very truly yours,

JAMES T. HACKETT
Chairman of the Board and
Chief Executive Officer

P.O. Box 1330
Houston, Texas 77251-1330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 18, 2010, at 8:00 a.m. (Central Daylight Time) to consider the following proposals:

(1) elect three directors;

(2) ratify the appointment of KPMG LLP as the Company’s independent auditor for 2010;

(3) if presented, vote on two stockholder proposals; and

(4) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you are a record holder of common stock at the close of business on March 23, 2010, the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

Please take the time to vote by following the Internet or telephone voting instructions provided. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

As a stockholder, your vote is very important and the Company’s Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

March 26, 2010
The Woodlands, Texas

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 18, 2010:
The Proxy Statement and Annual Report for 2009 are available at
http://bnymellon.mobular.net/bnymellon/apc.

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
ANADARKO BOARD OF DIRECTORS	7
ITEM 1 — ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26
AUDIT COMMITTEE REPORT	27
COMPENSATION AND BENEFITS COMMITTEE REPORT ON 2009 EXECUTIVE COMPENSATION	28
COMPENSATION DISCUSSION AND ANALYSIS	29
EXECUTIVE COMPENSATION	49
Summary Compensation Table for 2009	49
All Other Compensation Table for 2009	50
Grants of Plan-Based Awards in 2009	51
Outstanding Equity Awards at Fiscal Year-End 2009	52
Option Exercises and Stock Vested in 2009	54
Pension Benefits for 2009	54
Non-Qualified Deferred Compensation for 2009	58
Potential Payments Upon Termination or Change-of-Control	59
TRANSACTIONS WITH RELATED PERSONS	65
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR	65
INDEPENDENT AUDITOR	66
ITEM 3 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE SEXUAL ORIENTATION AND GENDER IDENTITY	67
ITEM 4 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S BY-LAWS TO PROVIDE FOR REIMBURSEMENT OF EXPENSES FOR DIRECTOR NOMINEES	68

P. O. Box 1330
Houston, Texas 77251-1330

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 18, 2010

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the Board) to be voted at the Annual Meeting of Stockholders of Anadarko Petroleum Corporation (Annual Meeting), a Delaware corporation, sometimes referred to as the Company, Anadarko, our, us or we. The Annual Meeting will be held on Tuesday, May 18, 2010 at 8:00 a.m. (Central Daylight Time). The proxy materials, including this proxy statement, proxy card or voting instructions and our 2009 annual report are being distributed and made available on or about April 2, 2010.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to most of our stockholders on or about April 2, 2010. Stockholders will have the ability to access the proxy materials on a web site referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, on Tuesday, May 18, 2010, at 8:00 a.m. (Central Daylight Time).

Who may vote?

You may vote if you were the record holder of Anadarko common stock as of the close of business on March 23, 2010, the record date for the Annual Meeting. Each share of Anadarko common stock is entitled to one vote at the Annual Meeting. On the record date, there were 500,854,511 shares of common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your stock is held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Company stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In connection with SEC rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet or to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

Anadarko is providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Anadarko in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Can I vote my stock by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at http://bnymellon.mobular.net/bnymellon/apc.

What am I voting on?

You are voting on:

•	the election of three directors;

•	the ratification of KPMG LLP as our independent auditor for 2010;

•	if presented, two stockholder proposals; and

•	any other business properly coming before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of KPMG LLP as our independent auditor for 2010; and

•	AGAINST the stockholder proposals, if presented.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote by any of the following four methods:

(i)	Internet. Vote on the Internet at http://www.proxyvote.com, the web site for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 17, 2010.

(ii)	Telephone. Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 17, 2010.

(iii)	Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 17, 2010.

(iv)	Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (for example, held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

Yes. You may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone;

•	voting in person at the Annual Meeting;

•	delivering to the Corporate Secretary of Anadarko a proxy with a later date or a written revocation of your prior proxy; or

•	giving notice to the inspector of elections at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What is a broker non-vote?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors and the stockholder proposals, if presented, are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. Due to recent rule changes by the NYSE, your broker will no longer be allowed to vote your shares on the election of directors without your specific instructions.

How many votes are needed to approve each of the proposals?

The election of each director requires the affirmative vote of a majority of the votes cast for such director. Under our By-Laws, a majority of votes are cast for the election of a director if the number of votes cast “for” the director exceeds the number of votes cast “against” the director. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the director.

The ratification of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes cast “against” the proposal.

The approval of the stockholder proposals, if presented, requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposals. Broker non-votes are not counted as a vote cast either “for” or “against” the proposals.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Annual

Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s web site at http://www.anadarko.com, or by contacting our investor relations department at investor@anadarko.com. Also, this Form 8-K, any amendments thereto and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s web site at http://www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046.

Who pays for the proxy solicitation related to the Annual Meeting?

We do. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Anadarko, postings on our web site at http://www.anadarko.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting your proxy for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. Morrow will ask brokers and other custodians and nominees whether other persons are beneficial owners of Anadarko common stock. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Anadarko common stock.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

If I want to submit a stockholder proposal or nominate a director for the 2011 Annual Meeting, when is that proposal or nomination due?

If you are an eligible stockholder and want to submit a proposal for possible inclusion in the proxy statement relating to the 2011 Annual Meeting, your proposal must be delivered to the attention of our Corporate Secretary and must be received at our 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 offices no later than December 3, 2010. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our By-Laws. Similarly, if you wish to nominate an individual for election to our Board, our By-Laws provide that you must provide your nomination in writing to our Corporate Secretary no later than the close of business on February 17, 2011 and no earlier than the close of business on January 18, 2011.

How can I obtain a copy of the Annual Report on Form 10-K?

Stockholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Investor Relations, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or via e-mail at investor@anadarko.com. Alternatively, stockholders can access our Annual Report on Form 10-K on Anadarko’s web site at http://www.anadarko.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s web site at http://www.sec.gov.

Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple stockholders at my address?

In some cases, only one copy of this proxy statement, annual report or Notice is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of this proxy statement, annual report or Notice to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the proxy statement, annual report or Notice, but in such event will still receive separate proxies for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or a stockholder may make a request by calling the Corporate Secretary at (832) 636-1000, or by contacting our transfer agent, BNY Mellon Shareowner Services, at BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, PA 15252-8016.

ANADARKO BOARD OF DIRECTORS

ITEM 1 —	ELECTION OF DIRECTORS

Although we have historically maintained a staggered, or classified, Board for election purposes, in 2009, we amended our Restated Certificate of Incorporation to declassify our Board. These changes to our Restated Certificate of Incorporation provide that the directors to be elected at the 2010 Annual Meeting will be elected to serve a one-year term; the directors to be elected at the 2011 Annual Meeting will be elected to serve a one-year term; and all directors will be elected annually beginning at the 2012 Annual Meeting.

Under Delaware law, stockholders may only remove directors of corporations with classified boards for cause. However, in Delaware, directors of corporations without classified boards may be removed with or without cause. Our Restated Certificate of Incorporation also provides that any director or the entire Board may be removed with or without cause at and after the 2012 Annual Meeting. Prior to that time, directors may be removed only for cause.

At the 2010 Annual Meeting, the terms of three directors will expire. Those three directors have been nominated and, if elected at this Annual Meeting, will hold office until the expiration of each of their one-year terms in 2011. All of the director nominees listed below are current directors of the Company.

If a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The Board is not aware of any reason why these nominees would not be able to serve as directors of the Company.

Our By-Laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the Board. In addition, each nominee is required to provide an irrevocable letter of resignation that states that he or she will resign if that director does not receive the required majority vote. If a director fails to receive a majority of votes cast and the Board accepts the resignation tendered, then that director would cease to be a director of Anadarko. Each of the nominees named below has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of the votes cast for his or her election and the Board decides to accept such resignation.

As discussed in more detail on pages 17 and 18 of this proxy statement, the Board considers several qualifications, characteristics and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committee review the particular experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable. They also highlight the particular experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to conclude that the person should serve as a director of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES
LISTED BELOW.

Directors Nominated this Year by the Board of Directors for Terms Expiring in 2011

H. Paulett Eberhart

Age: 56 Plano, Texas Independent
Biography/Qualifications

Ms. Eberhart is currently Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with the acquisition and management of real estate. She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (Invensys), a process automation company, from January 2007 to January 2009. From 2003 until March 2004, Ms. Eberhart was President — Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. From 2002 to 2003, she was Senior Vice President of EDS and President of Solutions Consulting. She was also a member of the Executive Operations Team and Investment Committee of EDS. Ms. Eberhart was an employee of EDS from 1978 to 2004. Ms. Eberhart is a Certified Public Accountant. Ms. Eberhart also serves as a director of Advanced Micro Devices, Inc. and eSilicon, a privately held semiconductor company. Ms. Eberhart has been a director of the Company since August 2004.

Ms. Eberhart brings a wealth of accounting and financial experience to the Board, as well as managerial, manufacturing and global experience, through her several years of service as an executive officer for both EDS and Invensys. Prior to serving as President — Americas of EDS, Ms. Eberhart was the Senior Vice President — EDS and President of EDS Solutions Consulting, a business with 40,000 people operating in 60 countries. She also held various other executive, operating and financial positions during her 26 years at EDS. She also gained significant experience through her service on the boards of other public companies and her involvement with various civic and charitable organizations.

Public company directorships in the past five years • Advanced Micro Devices, Inc. (2004 – present) • Solectron Corporation (2005 – 2007)

Preston M. Geren III

Age: 58 Falls Church, Virginia Independent
Biography/Qualifications

In March 2010, Mr. Geren was appointed Senior Adviser and President-Elect of the Sid W. Richardson Foundation, to be effective April 2010. Mr. Geren retired as Secretary of the Army in September 2009, a position in which he had served since July 2007. Prior to that appointment, Mr. Geren served as Under Secretary of the Army from February 2006 until he was named Acting Secretary of the Army in March 2007. Mr. Geren served as Acting Secretary of the Air Force from July to November 2005. He joined the Department of Defense in September of 2001 to serve as Special Assistant to the Secretary of Defense with responsibilities in the areas of inter-agency initiatives, legislative affairs and special projects. Prior to joining the Department of Defense, he was an attorney and businessman in Ft. Worth, Texas. From 1989 until his retirement in 1997, Mr. Geren was a member of the U.S. Congress, representing the 12th Congressional District of Texas for four terms. In 1997, he was appointed to the Board of Directors of Union Pacific Resources Group, Inc. (UPR), where he served until UPR was acquired by Anadarko in 2000. He then served as a director of the Company from July 2000 until his resignation in July 2005 to accept an appointment as Acting Secretary of the U.S. Air Force.

Mr. Geren’s several years of service as a member of the U.S. Congress and various positions within the Department of Defense have enabled Mr. Geren to bring to the Board a unique mix of political, legislative, international and regulatory knowledge and experience. In addition, Mr. Geren has gained significant managerial and executive experience through his position as Secretary of the Army in which he had final authority over budget, acquisition, environmental, contracting and personnel decisions. This position involved managing 1.5 million employees, a $140 billion budget and 15 million acres of land. He also brings to the Board leadership experience attained through his service on the boards of other public companies and involvement with various civic and charitable organizations.

Public company directorships in the past five years • Cullen/Frost Bankers, Inc. (2001 – 2005)

James T. Hackett

Age: 56 Houston, Texas Not Independent - Management
Biography/Qualifications

Mr. Hackett was named Chief Executive Officer and a director of the Company in December 2003 and Chairman of the Board of the Company in January 2006. He also served as President from December 2003 to February 2010. Prior to joining the Company, Mr. Hackett was the Chief Operating Officer of Devon Energy Corporation (Devon) from April 2003 to December 2003, following Devon’s merger with Ocean Energy, Inc (Ocean). Mr. Hackett was President and Chief Executive Officer of Ocean from March 1999 to April 2003 and was Chairman of the Board from January 2000 to April 2003. He currently serves as a director of Fluor Corporation and Halliburton Company and serves as Chairman of the Board of the Federal Reserve Bank of Dallas. In addition to the above experience, Mr. Hackett has held leadership positions with Duke Energy, Pan Energy, NGC Corp., Burlington Resources and Amoco Oil Co.

In addition to his extensive experience as a senior energy industry executive, Mr. Hackett has over 33 years of financial, marketing and exploration and production engineering experience in the industry. Additionally, as Chairman of the Board of the Federal Reserve Bank of Dallas he has unique insights into global fiscal markets, monetary policy and banking operations. His service on the boards of directors of several other public companies provides him with a broad perspective on various corporate governance and other matters. He currently serves as Chairman of America’s Natural Gas Alliance and is a leading industry spokesperson on domestic energy policy matters. He also has significant involvement in various civic and charitable organizations.

Public company directorships in the past five years • Fluor Corporation (2001 – present) • Halliburton Company (2008 – present) • Temple-Inland, Inc. (2000 – 2008)

Continuing Directors with Terms Expiring in 2011

John R. Butler, Jr.

Age: 71 Houston, Texas Independent
Biography/Qualifications

Since 1976, Mr. Butler has been Chairman of J. R. Butler and Company, a reservoir engineering company located in Houston, Texas. Since October 2006, Mr. Butler has served as a director of BreitBurn Energy Partners L.P., a publicly-traded upstream master limited partnership, and also serves as a director of the Houston chapter of the National Association of Corporate Directors. He is currently a member of the Society of Petroleum Evaluation Engineers. Mr. Butler has been a director of the Company since October 1996.

As Chairman of a reservoir engineering company since 1976, Mr. Butler provides valuable insights to the Board from a managerial and entrepreneurial perspective and to the Board’s Audit Committee regarding oil and gas reserves matters. His active involvement in the National Association of Corporate Directors, as well as his service on the boards of other public companies, also provides him with an expansive understanding of corporate governance issues.

Public company directorships in the past five years • Breitburn Energy Partners L.P. (2006 – present)

Luke R. Corbett

Age: 63 Edmond, Oklahoma Not Independent
Biography/Qualifications

Mr. Corbett has been a retired business executive since Kerr-McGee Corporation’s (Kerr-McGee) merger with Anadarko in August 2006. He served as Chairman and Chief Executive Officer of Kerr-McGee from 1999 until August 2006. Mr. Corbett had been with Kerr-McGee since 1985 when he joined the company’s Exploration and Production Division as vice president of geophysics. In subsequent years, he held a wide array of senior executive positions with Kerr-McGee. Mr. Corbett also serves on the board of OGE Energy Corporation. Mr. Corbett has been a director of the Company since August 2006.

Mr. Corbett brings invaluable perspective and industry-specific business acumen and managerial experience to the Board as the former Chairman and CEO of Kerr-McGee and as an industry veteran with decades of E&P technical experience. The knowledge and experience he has attained through his service on other public company boards also enables Mr. Corbett to provide a keen understanding of various corporate governance matters.

Public company directorships in the past five years
•   OGE Energy Corporation (1996 – present)
•   BOK Financial Corporation (1999 – 2005)
•   Kerr-McGee Corporation (1999 – 2006)
• Noble Corporation (2001 – 2009)

John R. Gordon

Biography/Qualifications

Mr. Gordon is Senior Managing Director of Deltec Asset Management LLC, an investment firm located in New York, New York. He was President of Deltec Securities Corporation from 1988 until it was converted into Deltec Asset Management LLC. Mr. Gordon has been a director of the Company since April 1988.

Mr. Gordon’s role as President of Deltec Asset Management LLC (a registered investment company) since 1988 provides him with significant finance and banking experience (including in the energy industry) as well as considerable managerial expertise.

Age: 61 New York, New York Independent	Public company directorships in the past five years • Deltec Asset Management LLC (1988 – present)

Continuing Directors with Terms Expiring in 2012

Robert J. Allison, Jr.

Age: 71 Houston, Texas Not Independent
Biography/Qualifications

Mr. Allison has been Chairman Emeritus of the Board of the Company since January 2006 and a director since June 1985. He was Chairman of the Board from 1986 until December 2005, and served as Chief Executive Officer of the Company from 1986 until January 2002, and from March 2003 until December 2003. Mr. Allison is also a director of Freeport-McMoRan Copper & Gold Inc.

Mr. Allison has decades of E&P operations, international, government relations and managerial experience attained through his experience as the former President and Chief Executive Officer of the Company, as well as through his service on the boards of other public companies and involvement with various civic and charitable organizations. As an industry veteran, his prior engineering and E&P- related experience provides an invaluable perspective in the Board’s oversight of the Company’s execution of its long-term business strategy.

Public company directorships in the past five years • Freeport-McMoRan Copper & Gold Inc. (2001 – present)

Peter J. Fluor

Age: 62 Houston, Texas Independent
Biography/Qualifications

Mr. Fluor has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private, independent oil and gas exploration company located in Houston, Texas, since 1990. He has been employed by Texas Crude Energy, Inc. since 1972 and took over the responsibilities of President in 1980. Mr. Fluor serves as lead director of Fluor Corporation and as a director of Cameron International Corporation. Mr. Fluor has been a director of the Company since August 2007.

Mr. Fluor brings almost 40 years of E&P operations, E&P service, finance, banking and managerial experience to the Board as a result of his experience at Texas Crude Energy, Inc. (most recently as Chairman and Chief Executive Officer), as well as his service as a director of other public companies and involvement with various civic and charitable organizations.

Public company directorships in the past five years • Fluor Corporation (1984 – present) • Cameron International Corporation (2005 – present) • Devon Energy Corporation (2003 – 2007)

Paula Rosput Reynolds

Age: 53 Seattle, Washington Independent
Biography/Qualifications

Ms. Reynolds has served as President and Chief Executive Officer of Preferwest, LLC, a business advisory group since October 2009. She served as Vice Chairman and Chief Restructuring Officer of American International Group Inc. (AIG), an insurance and financial services company located in New York, New York from October 2008 to September 2009. Prior to her appointment to that position, she served as President and Chief Executive Officer of Safeco Corporation (Safeco), a property and casualty insurance company located in Seattle, Washington, until its acquisition by Liberty Mutual Group in September 2008. Prior to joining Safeco in January 2006, she served as Chairman, President and Chief Executive Officer of AGL Resources Inc., a regional energy services holding company from August 2002 to December 2005. Ms. Reynolds also previously served as President and Chief Executive Officer of Houston-based Duke Energy North America, a subsidiary of Duke Energy, which operated power-generating facilities across the United States, and as Senior Vice President of Pacific Gas Transmission Company, which owned and operated a major natural gas pipeline in the Pacific Northwest. She is also a director of Delta Air Lines, Inc. Ms. Reynolds has been a director of the Company since August 2007.

Ms. Reynolds has significant finance, banking, government relations and managerial experience, most recently attained through her experience as Vice Chairman and Chief Restructuring Officer of AIG, as well as through her Chief Executive Officer and other senior executive officer roles at companies in both the insurance and energy sectors. In addition to her extensive energy and insurance experience, she has served as a director of several other public companies across a variety of industries, which brings to the Board a broad perspective on various business and corporate governance matters.

Public company directorships in the past five years
•   Delta Air Lines, Inc. (2004 – present)
•   AGL Resources Inc. (2000 – 2005)
•   Coca-Cola Enterprises Inc. (2001 – 2007)
• Safeco Corporation (2006 – 2008)

CORPORATE GOVERNANCE

Our Board recognizes that excellence in corporate governance is essential in carrying out our responsibilities to our stakeholders, including our stockholders, employees, customers, communities, and creditors, as well as the environment. Our Corporate Governance Guidelines, By-Laws, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and written charters for the Audit Committee, the Compensation and Benefits Committee (Compensation Committee), the Nominating and Corporate Governance Committee, all as amended from time to time, can be found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder who requests one or more of them. You can submit such a request to the Corporate Secretary. Furthermore, we have implemented the majority voting standard for directors in uncontested director elections, including the election of our directors at the Annual Meeting, and are in the process of declassifying our Board.

Each director that served on our Board during 2009 attended at least 75% of the meetings of the Board and of each committee on which he or she served. There were eight Board meetings and 21 Board committee meetings in 2009. In addition, all of the directors, except for Mr. Geren who was elected in October 2009, attended the 2009 Annual Meeting of Stockholders. Under the Company’s Corporate Governance Guidelines, directors are expected to attend regularly scheduled Board of Director meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders.

Board Leadership Structure

The Company’s Board structure is currently designed to ensure open communication between the Board and executive management and to provide consistent and effective leadership of both the Board and executive management. As part of this approach, our Chief Executive Officer (CEO) also serves as Chairman of the Board (Chairman), and works in concert with the rest of our majority-independent Board and the independent Lead Director to oversee the execution of the Company’s strategy.

Our By-Laws and Corporate Governance Guidelines currently permit the roles of Chairman and CEO to be separate, and the Company has at various points in its history maintained separate Chairman and CEO positions. Such an approach can be useful when transitioning a new CEO into the combined Chairman and CEO role, and can also potentially provide a backstop to ensure that the talent is available to fill the CEO role should a senior management succession failure occur.

At this time, we believe that a combined Chairman and CEO role is currently the most desirable approach for promoting long-term shareholder value for several reasons:

•	Promotes Unified Approach on Corporate Strategy Development and Execution — Maintaining a combined role enables the Company’s CEO to act as a bridge between management and the Board, helping both to act with a common purpose. This also fosters consensus-building and can help prevent divergent views on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company;

•	Requires that CEO Recognize Importance of Good Corporate Governance — Maintaining a combined position requires that the CEO’s responsibilities include a mastery of good corporate governance, a focus on broad stakeholder interests, and an open channel of communication, all of which enhance the CEO’s credibility with the Board and require the CEO to appreciate the vital importance of good governance practices in executing the Company’s strategy;

•	Provides Clear Lines of Accountability — A combined position has the practical effect of simplifying the accountability of the executive management team, therefore reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one; and

•	Provides Clear Roadmap for Shareholder/Stakeholder Communications — A combined position provides the Company’s stakeholders the opportunity to deal with one versus several points of overall authority, which we believe results in more efficient and effective communications with stakeholders.

While we recognize that there may be compelling arguments to having an independent chairman under any circumstance, our independent Lead Director’s duties are already closely aligned with the role of an independent, non-executive chairman. As Lead Director, Mr. Gordon’s role is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Mr. Gordon works with our Chairman to approve all meeting agendas, and presides at executive sessions of the non-employee directors, which are held in conjunction with each regularly scheduled quarterly meeting of the Board and at any other meetings as requested by the directors. Mr. Gordon is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in any actions considered by the Executive Committee between Board meetings.

The Board’s Role in Risk Oversight

Our Board and management each have distinct roles in the identification, assessment, oversight and management of potential risks that could affect the Company’s ability to achieve its strategic and financial objectives. Our Corporate Governance Guidelines provide that the Board shall assess major risk factors relating to the Company and its performance, and review measures to mitigate and address such risks. To facilitate effective oversight, the Company has a standing risk council that meets on at least a quarterly basis and reports to the CEO, the Audit Committee and the full Board regarding potential risks to the Company, as well as the Company’s strategy for managing those risks to an appropriate level. This risk council is comprised primarily of the Company’s management executive committee together with other vice presidents and managers representing cross-functional disciplines. In addition, the risk council has two subcommittees, the Enterprise Risk Management Committee (ERMC) and the Financial Risk Management Committee (FRMC), that meet regularly and report to the risk council. The ERMC focuses on enterprise (or operational) risks and the FRMC focuses on financial risks (including appropriate use of derivative instruments). The Company’s internal corporate audit group also has access to all risk council and committee meetings to provide additional perspective and insight regarding potential risks facing the Company. We believe that this structure ensures that our Board is fully aware of, and appropriately oversees, the Company’s significant risks.

Compensation Committee Risk Assessment

With the assistance of its independent executive compensation consultant, the Compensation Committee reviewed an internal risk assessment of the Company’s executive and non-executive compensation programs. Based on such review, the Compensation Committee believes that the Company’s compensation program does not encourage our executives or our non-executive employees to take excessive risks, is aligned with stockholders’ best interests and therefore is not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusions, the Compensation Committee noted that Anadarko’s compensation programs are designed to support and reward appropriate risk taking and include:

•	a proper balance of operating and financial performance measures;

•	short-term and long-term performance periods;

•	significant stock ownership requirements for executives;

•	extended vesting schedules;

•	clawback provisions for misconduct (as defined in the 2008 Omnibus Incentive Compensation Plan); and

•	caps on incentive awards.

The Compensation Committee believes that these factors encourage all of our employees to focus on Anadarko’s sustained long-term performance.

Committees of the Board

The Board has four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominating and Corporate Governance Committee, and (iv) the Executive Committee. For each of the current committees of the Board, the table below shows the current membership, the principal functions and the number of meetings held in 2009:

Meetings
Committees and			Held in
Membership	Principal Functions and Structure		2009
AUDIT† H. Paulett Eberhart*	•	Discusses the integrity of the Company’s financial statements with management, the independent auditor and internal audit.	9
John R. Butler, Jr. Paula Rosput Reynolds	•	Reviews and discusses with management the internal controls, financial reporting practices and major financial risk exposures, and the steps management has taken to monitor and control such exposures.
	•	Monitors the qualifications, independence and performance of the Company’s internal audit function and independent auditor, and meets periodically with management, internal audit and the independent auditor in separate executive sessions.
	•	Monitors the hotline and compliance with the business practices and ethical standards of the Company, including the Code of Business Conduct and Ethics.
	•	Approves the appointment, compensation, retention and oversight of the work of the Company’s independent auditor and establishes guidelines for the retention of the independent auditor for any permissible non-audit services.
	•	Oversees the work of the Company’s independent reserve engineering consultants, including meeting with the Company’s reserves administration group and the independent reserve engineering consultants, as well as independently in executive session with the independent reserve engineering consultants only.
	•	Prepares the Audit Committee report, which is on page 27.

COMPENSATION AND BENEFITS Peter J. Fluor*	•	Ensures that our compensation objectives and philosophy are implemented through a compensation strategy that strategically aligns the interests of our executives with those of our stockholders.	7
Preston M. Geren III John R. Gordon	•	Approves and evaluates the Company’s director and officer compensation plans, policies and programs.
	•	Retains compensation or other consultants to assist in the evaluation of director or executive compensation and otherwise to aid the Compensation Committee in meeting its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis” beginning on page 29.
	•	Periodically reviews and discusses with its independent compensation consultants and senior management its policy on executive severance arrangements, and recommends any proposed changes to the Board to the extent required by the Compensation Committee charter.
	•	Reviews the Compensation Discussion and Analysis and other relevant disclosures made in the proxy statement.
	•	Produces an annual Compensation Committee report, which is on page 28.

*	Committee Chairperson.

†	The Board has determined that Ms. Eberhart qualifies as an “audit committee financial expert” under the rules of the SEC based upon her education and employment experience as more fully detailed in Ms. Eberhart’s biography set forth above. For information regarding Ms. Eberhart’s independence, please see page 17. None of these committee members serve on the audit committee of more than two other public companies.

Meetings
Committees and			Held in
Membership	Principal Functions and Structure		2009
NOMINATING AND CORPORATE GOVERNANCE	•	Recommends nominees for director to the full Board and insures such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines.	4
Preston M. Geren III* John R. Butler, Jr. H. Paulett Eberhart	•	Reviews the qualifications of existing Board members before they are nominated for re-election to the Board.
Peter J. Fluor	•	Recommends members of the Board for committee membership.
John R. Gordon Paula Rosput Reynolds	•	Proposes Corporate Governance Guidelines for the Company and reviews them annually.
	•	Oversees the Company’s compliance structure and programs.
	•	Develops an evaluation process for the Board and its committees.
	•	Oversees the emergency and expected CEO succession plans.
	•	Reviews and approves related-party transactions in accordance with the Board’s procedures.
	•	Reviews and investigates any reports to the Company’s anonymous reporting hotline regarding non-financial matters.

EXECUTIVE James T. Hackett* Robert J. Allison, Jr. H. Paulett Eberhart Peter J. Fluor Preston M. Geren III John R. Gordon††	• •	Acts with the power and authority of the Board, in accordance with the Company’s By-Laws, in the management of the business and affairs of the Company while the Board is not in session. Approves specific terms of financing or other transactions that have previously been approved by the Board.	1

*	Committee Chairperson.

††	Serving in his capacity as Lead Director.

Mr. Barcus, who served as one of our independent directors during 2009, served on the Audit Committee and Nominating and Corporate Governance Committee until his retirement from the Board on November 12, 2009. Mr. Poduska, who served as one of our independent directors during 2009, served on the Compensation Committee and the Nominating and Corporate Governance Committee until his retirement from the Board on November 12, 2009.

Board of Directors

Director Independence

In accordance with NYSE rules, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee in accordance with the Company’s director independence standards, which are contained in the Company’s Corporate Governance Guidelines found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Based on the standards contained in our Corporate Governance Guidelines, and the recommendation by the Nominating and Corporate Governance Committee, the Board has determined that each of the following non-employee directors are independent and have no material relationship with the Company that could impair such director’s independence:

• John R. Butler, Jr.	• Preston M. Geren III
• H. Paulett Eberhart	• John R. Gordon
• Peter J. Fluor	• Paula Rosput Reynolds

In addition, the Board has affirmatively determined that: (a) Mr. Hackett is not independent because he is the CEO of the Company; (b) Mr. Corbett is not independent (i) given his recent service as Chairman and CEO of Kerr-McGee until Kerr-McGee’s merger with the Company in August 2006, and (ii) because he continued to receive benefits through August 2009 under his three-year change-of-control agreement with Kerr-McGee, which would warrant additional time to assess independence due to the recent expiration of such agreement; and (c) Mr. Allison is not independent because he had been an executive officer of Anadarko for many years and, as part of his retirement package, the Company continues to provide him use of the Company’s aircraft, office space, secretarial assistance and a monitored residential security system during his lifetime.

With respect to Mr. Butler, the Board specifically considered that Mr. Butler’s son-in-law is a non-executive employee of the Company. The Board determined that this does not impact Mr. Butler’s independence. With respect to Mr. Fluor, the Board specifically considered that Mr. Fluor’s daughter is a non-executive employee of the Company. The Board determined that this does not impact Mr. Fluor’s independence. With respect to Ms. Eberhart, the Board specifically considered that Ms. Eberhart’s son was a non-executive employee participating in the Company’s summer intern program during 2009. The Board determined that this does not impact Ms. Eberhart’s independence. Ms. Eberhart, a director of the Company, was President and CEO of Invensys Process Systems, Inc. (Invensys) from January 2007 to January 2009. In 2009, Anadarko paid Invensys approximately $112,500 in connection with these services. This amount is less than 2% of Invensys’s consolidated gross revenues for its fiscal year ended March 31, 2009. The Board specifically considered that Invensys and its affiliates provide the Company with process automation services and determined that those services do not impact Ms. Eberhart’s independence. Finally, the Board specifically considered that Puget Sound Energy, Inc. (Puget) and its affiliates engage in gas purchases with the Company and its affiliates. Ms. Reynolds is married to Mr. Stephen P. Reynolds, who currently serves as Chairman, President and CEO of Puget. In 2009, Puget paid Anadarko approximately $404,400 in connection with these purchases. This amount is less than 2% of Puget’s consolidated gross revenues for its fiscal year ended December 31, 2009. The Board determined that these relationships do not impact Ms. Reynolds’ independence.

For information regarding our policy on Transactions with Related Persons, please see page 65 of this proxy statement.

Selection of Directors

The Company’s Corporate Governance Guidelines require that, with respect to Board vacancies, the Nominating and Corporate Governance Committee: (a) identify the personal characteristics needed in a director nominee so that the Board as a whole will possess such qualifications as more fully identified below; (b) compile, through such means as the Nominating and Corporate Governance Committee considers appropriate, a list of potential director nominees thought to possess the individual qualifications identified in the Corporate Governance Guidelines, as well as any additional specific qualifications the Board deems appropriate at the time; (c) engage an outside consultant, as necessary, to assist in the search for nominees and to conduct background investigations on all nominees regardless of how nominated; (d) review the resume of each nominee; (e) conduct interviews with the nominees meeting the desired set of qualifications; (f) following interviews, compile a short list of nominees (which, at the discretion of the Nominating and Corporate Governance Committee, may consist of a single individual) who may meet with the Chairman of the Board and such other members of the Board and/or management as the Chairman of the Board may determine; and

(g) evaluate the nominees in relation to the culture of the Company and the Board, which emphasizes independent thinking and teamwork.

As stated in our Corporate Governance Guidelines, one of the core competencies our Board has identified in assessing the qualifications of the Board as a whole is a diversity of experience, professional expertise and age. The Board recognizes that such diversity is an important factor in board composition and the Nominating and Corporate Governance Committee ensures that such diversity considerations are discussed in connection with each candidate for director. For the past several years, our Board has reviewed on at least an annual basis a director skillset chart set forth below that identifies characteristics that the Board believes contribute to an effective and well-functioning board and that the Board as a whole should possess:

• other Board service (both prior and current)	• oil and gas service company expertise
• current or former experience as CEO of a	• international experience
public company	• government relations experience
• public company executive service (both prior and current)	• marketing/commodity risk management experience
• financial expertise	• manufacturing/operations experience
• exploration and production operations	• civic/charitable experience
expertise

The Nominating and Corporate Governance Committee considers these and other factors and the extent to which such skillsets can be represented when evaluating potential candidates for the Board. Together, this diversity of skillsets, experiences and personal backgrounds allows our directors to provide the diversity of thought that is critical to the Board’s decision-making and oversight process.

Annual Evaluations

The Board and each of the independent committees have conducted self-evaluations related to their performance in 2009. The performance evaluations were supervised by the Nominating and Corporate Governance Committee and the results were discussed by the applicable committee and the Board. The Board and each committee have implemented any necessary changes as a result of these evaluations.

Communication with the Directors of the Company

The Board welcomes questions or comments about the Company and its operations. Interested parties may contact the Board, including the Lead Director, the non-management or independent directors, or any individual director, at nominating_governance@apcdirector.com or at Anadarko Petroleum Corporation, Attn: Corporate Secretary, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380-1046. Any questions or comments will be kept confidential to the extent reasonably possible, if requested. These procedures may change from time to time, and you are encouraged to visit our web site for the most current means of contacting our directors. If you wish to request copies of any of our governance documents, please see page 13 of this proxy statement for instructions on how to obtain them.

Stockholder Participation in the Selection of Director Nominees

The Nominating and Corporate Governance Committee did not receive any names of individuals suggested for nomination to the Company’s Board by its stockholders during the past year. However, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. To nominate a director, a stockholder must follow the procedures described in the Company’s By-Laws, which require that the stockholder give written notice to the Company’s Corporate Secretary at the Company’s principal executive offices. The notice to the Corporate Secretary must include the following:

•	the name and address of the stockholder and beneficial owner, if any, as they appear on the Company’s books;

•	the class or series and number of shares of the Company which are, directly or indirectly owned (including through a partnership) beneficially and of record by the stockholder and such beneficial owner and any derivative instrument directly or indirectly owned beneficially by such stockholder;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company;

•	any economic interest in any security of the Company, including any short interest, and any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company;

•	any performance-related fees (other than an asset-based fee) that such stockholder (including such stockholder’s immediate family) is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice;

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination;

•	all information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates and each proposed nominee, and his or her respective affiliates and associates;

•	with respect to each nominee for election or reelection to the Board a completed and signed questionnaire, representation and agreement that the nominee is not and will not become a party to:

–	any agreement, arrangement or understanding as to how such person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company;

–	any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; and

–	any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed.

•	In addition, the nominee must be in compliance, if elected as a director of the Company, and agree to continue to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; and

•	Any such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Nominations must be received no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the first anniversary of our last annual meeting of stockholders, or, if the nomination is with respect to a special meeting, not earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, such special meeting. For more information on stockholder participation in the selection of director nominees, please refer to that section in our Corporate Governance Guidelines and our By-Laws, which are posted on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Directors’ Continuing Education

The Company’s Director Education Policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments. The Director Education Policy provides that the Company will reimburse directors for all costs associated with attending any director education program.

Compensation and Benefits Committee Interlocks and Insider Participation

The Compensation Committee is made up of three independent directors, Messrs. Fluor, Geren and Gordon. Mr. Poduska, who was an independent director, served on this committee until his retirement on November 12, 2009. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders as well as the skill level required by the Company’s Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained Hewitt Associates LLC in 2009 as its outside independent compensation consultant to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design.

Retainer and Meeting Fees.  The following is a schedule of annual retainers and meeting fees for non-employee directors in effect during 2009.

Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Annual Retainer to Chairperson of Audit Committee	$25,000
Additional Annual Retainer to Chairperson of Compensation Committee and Nominating and Corporate Governance Committee	$15,000
Additional Annual Retainer for Board Member Serving as Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$6,000
Additional Annual Retainer for Other Committee Members	$3,000
Fee for each Board Meeting Attended (plus expenses related to attendance)	$2,000
Fee for each Board Committee Meeting Attended (plus expenses related to attendance)	$2,000

Stock Plan for Non-employee Directors.  Stock-based awards made to non-employee directors are made pursuant to the Anadarko Petroleum Corporation 2008 Director Compensation Plan (Director Compensation Plan). In addition to the retainer and meeting fee compensation, non-employee directors receive annual equity grants. Equity grants to non-employee directors are automatically awarded each year on the date of the Company’s Annual Meeting. For 2009, each non-employee director, other than Mr. Geren, received an annual equity grant with a value targeted at approximately $200,000, with 65% of the value delivered in deferred shares and 35% delivered in stock options. The deferred shares awarded in 2009 will be distributed to the director when he or she ceases to serve as a director. Beginning with the 2010 annual deferred share awards, directors may elect to receive these shares on a specific date or when they leave the Board. The stock options vest one year from the date of grant and expire ten years from the date of grant. Upon re-election to the Board in October 2009, Mr. Geren received a prorated annual equity grant for 2009. The value of this award was targeted at approximately $125,000, with 65% of the value delivered in deferred shares and 35% delivered in stock options.

Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, or deferred cash under the Anadarko Deferred Compensation Program described below, or any combination of the foregoing. Receipt of compensation in the form of common stock provides non-employee directors the opportunity to increase their personal ownership in the Company and comply with the established director stock ownership guidelines that require directors to hold stock equivalent to five times the annual Board retainer. Directors have three years from the date of their initial election to the Board to comply with the guidelines. All non-employee directors currently exceed the Company’s stock ownership guidelines. This option also provides the directors a method to invest in the Company as a stockholder and aligns their interests with the interests of the Company’s stockholders. The amount of stock issued to directors for payment in lieu of their cash fees is determined at the end of the quarter for which compensation is earned, and is calculated by dividing the closing stock price of the Company’s common stock on the date of grant into the applicable fee for that period.

Deferred Compensation Program for Non-employee Directors.  Non-employee directors are eligible to participate in the Company’s Deferred Compensation Plan. The Deferred Compensation Plan allows non-employee directors to defer receipt of up to 100% of their retainers and meeting fees, and to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds, including common stock of the Company. The interest rate earned on the deferred amounts is not above-market or preferential. In general, deferred amounts are distributed to the participant upon cessation as a director or at a specific date as elected by the participant. No directors elected to defer compensation under the Deferred Compensation Plan during 2009.

Other Compensation.  Non-employee directors are covered under the Company’s Accidental Death & Dismemberment Plan and the Company pays the annual premium for such coverage on behalf of each director. The Company also provides each non-employee director with Personal Excess Liability coverage and pays the annual premium on their behalf. The Company maintains an Aid to Education Program under which certain gifts by employees, officers, directors and retired employees to qualified institutions of learning are matched on a two-to-one basis. The maximum contribution matched per donor, per calendar year is $2,500, resulting in a maximum Company yearly match of $5,000.

Director Compensation Table for 2009

The following table sets forth information concerning total director compensation earned during the 2009 fiscal year by each non-employee director:

					Change in
					Pension Value
					and Non-qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)

Robert J. Allison, Jr.(4)	70,000	131,051	62,803	0	0	4,038	267,892
Larry Barcus(5)	118,000	131,051	62,803	0	0	60,921	372,775
John R. Butler, Jr.(6)	103,000	131,051	62,803	0	0	4,038	300,892
Luke R. Corbett(7)	62,000	131,051	62,803	0	0	4,038	259,892
H. Paulett Eberhart	128,000	131,051	62,803	0	0	4,038	325,892
Peter J. Fluor(8)	96,025	131,051	62,803	0	0	4,038	293,917
Preston M. Geren III(9)	24,025	81,725	531,187	0	0	2,843	639,780
John R. Gordon	125,000	131,051	62,803	0	0	4,038	322,892
John W. Poduska, Sr.(10)	113,000	131,051	62,803	0	0	62,073	368,927
Paula Rosput Reynolds	101,000	131,051	62,803	0	0	4,038	298,892

(1)	The amounts included in this column represent the aggregate grant date fair value of the awards made to non-employee directors in 2009 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the director may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2009. As of December 31, 2009, each of the non-employee directors had aggregate outstanding deferred stock as follows: Mr. Allison — 12,900 shares; Mr. Barcus — 0 shares; Mr. Butler — 18,818 shares; Mr. Corbett — 7,800 shares; Ms. Eberhart — 11,800 shares; Mr. Fluor — 9,471 shares; Mr. Geren — 1,250 shares; Mr. Gordon — 24,576 shares; Mr. Poduska — 0 shares; and Ms. Reynolds — 7,522 shares.

(2)	The amounts included in this column represent the aggregate grant date fair value of the awards made to non-employee directors in 2009 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the director upon the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2009. As of December 31, 2009, each of the non-employee directors had aggregate outstanding stock options as follows: Mr. Allison — 28,700 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Mr. Barcus — 2,250 vested and exercisable stock options; Mr. Butler — 58,700 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Mr. Corbett — 23,700 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Ms. Eberhart — 33,700 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Mr. Fluor — 2,250 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Mr. Geren — 13,900 unvested stock options (which consist of 5,000 stock options granted in 2003 that vested January 8, 2010, 7,500 stock options granted in 2004 that vested January 25, 2010, and 1,400 stock options granted upon Mr. Geren’s re-election to the Board on October 6, 2009 that vest October 6, 2010); Mr. Gordon — 68,700 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010; Mr. Poduska — 52,100 vested and exercisable stock options; and Ms. Reynolds — 2,250 vested and exercisable stock options and 3,400 unvested stock options that vest May 19, 2010. With respect to the stock options awarded to Mr. Geren in 2003 and 2004, those awards had been previously reported in the Company’s proxy statements in 2004 and 2005, respectively, and are reported again here because of the additional expense computed in accordance with

FASB ASC Topic 718. See footnote (9) to this table for more information about options previously awarded to Mr. Geren, which were modified during 2009 upon his re-election to the Board.

(3)	For all non-employee directors, except for Messrs. Barcus, Geren, and Poduska, the amounts included in this column include annual premiums paid by the Company for each director’s benefit in the amount of $138 and $1,400, respectively, for Accidental Death & Dismemberment coverage and Personal Excess Liability coverage and a $2,500 donation made on their behalf to a charity of their choice. For Mr. Barcus, the amount includes $120 for Accidental Death & Dismemberment coverage, $1,171 for Personal Excess Liability coverage, $9,630 for the cost of a retirement gift and a $50,000 charitable contribution made on his behalf by the Company in consideration of his 23 years of service to the Company’s Board. For Mr. Geren, the amount includes $33 for Accidental Death & Dismemberment coverage, $310 for Personal Excess Liability coverage, and a $2,500 donation made on his behalf to a charity of his choice. For Mr. Poduska, the amount includes $120 for Accidental Death & Dismemberment coverage, $1,171 for Personal Excess Liability coverage, $10,782 for the cost of a retirement gift and a $50,000 charitable contribution made on his behalf by the Company in consideration of his 15 years of service to the Company’s Board.

(4)	Certain ongoing benefits provided to Mr. Allison, which are not part of his compensation for service as a director of the Company, are discussed on page 65.

(5)	Mr. Barcus retired from the Board effective November 12, 2009.

(6)	Mr. Butler elected to receive half of his retainer and meeting fees in cash and half in common stock.

(7)	Under his change-of-control agreement with Kerr-McGee, Mr. Corbett received continuation of medical benefits through August 2009. These benefits are not part of his compensation for service as a director of the Company.

(8)	Mr. Fluor deferred all of his retainer and meeting fees into deferred common stock, which was a deferral election available to the Board for 2009 pursuant to the Director Compensation Plan.

(9)	The amount in the “Fees Earned or Paid in Cash” column for Mr. Geren represents the retainer and meeting fees earned during 2009 beginning with his re-election to the Board on October 6, 2009. $493,352 of the amount in the “Option Awards” column represents the modification expense (as reported in the following table), computed in accordance with FASB ASC Topic 718, for stock options that were awarded to Mr. Geren for service to the Board in 2003 and 2004 and subsequently tolled or suspended upon his departure from the Board in July 2005. When Mr. Geren left the Board in July 2005 to accept an appointment as Acting Secretary of the U.S. Air Force, the Board approved the suspension of the vesting period of Mr. Geren’s unvested stock options. This suspension was scheduled to terminate and the original terms of the stock options reinstated only if Mr. Geren were re-elected to the Board within five years of his date of departure. In the event Mr. Geren was not re-elected to the Board by the fifth anniversary of his date of departure, those stock options would have been forfeited. Since Mr. Geren was re-elected to the Board on October 6, 2009, the suspension ended and the vesting period for his 12,500 stock options (with a weighted average exercise price of $28.60) recommenced, with all other terms and conditions of the original stock option grants remaining the same.

(10)	Mr. Poduska retired from the Board effective November 12, 2009.

The following table contains the grant date fair value of stock option and deferred stock awards made to each non-employee director, as indicated, during 2009.

					Grant Date Fair
				Exercise or	Value of Stock
				Base Price of	and Option
	Grant	Stock	Deferred	Option Awards	Awards
Directors	Date	Options (#)	Stock (#)	($/Sh)(1)	($)(2)

All Non-employee Directors, excluding Mr. Geren	May 19	—	2,900	—	131,051
All Non-employee Directors, excluding Mr. Geren	May 19	3,400	—	45.1900	62,803
Mr. Geren(3)	October 6	—	1,250	—	81,725
Mr. Geren(3)	October 6	1,400	—	65.3800	37,835
Mr. Geren(4)	October 6	5,000	—	21.4525	221,584
Mr. Geren(4)	October 6	7,500	—	33.3650	271,768

(1)	Closing stock price on date of grant.

(2)	The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of the awards made to non-employee directors in 2009 and modified awards in 2009 computed in accordance with FASB ASC Topic 718. The value ultimately realized by a director upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2009.

(3)	The amounts included for Mr. Geren represent the equity awards he received upon his re-election to the Board on October 6, 2009.

(4)	The amount in the “Grant Date Fair Value of Stock and Option Awards” column represents the modification expense, computed in accordance with FASB ASC Topic 718, for stock options that were awarded to Mr. Geren for service to the Board in 2003 and 2004 and subsequently tolled or suspended upon his departure from the Board in July 2005. When Mr. Geren left the Board in July 2005 to accept an appointment as Acting Secretary of the U.S. Air Force, the Board approved the suspension of the vesting period of Mr. Geren’s unvested stock options. This suspension was scheduled to terminate and the original terms of the stock options reinstated only if Mr. Geren were re-elected to the Board within five years of his date of departure. In the event Mr. Geren was not re-elected to the Board by the fifth anniversary of his date of departure, those stock options would have been forfeited. Since Mr. Geren was re-elected to the Board on October 6, 2009, the suspension ended and the vesting period for his 12,500 stock options (with a weighted average exercise price of $28.60) recommenced, with all other terms and conditions of the original stock option grants remaining the same.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information provided below summarizes the beneficial ownership of our named executive officers, each of our directors, all of our executive officers and directors as a group and owners of more than five percent of our outstanding common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth the number and percentage of Anadarko common stock beneficially owned by our named executive officers, each of our directors and all of our executive officers and directors as a group as of March 1, 2010:

	Amount and Nature of Beneficial Ownership
	Number of Shares	Stock
	of Common Stock	Acquirable	Total
	Beneficially	Within	Beneficial	Percent
Name of Beneficial Owner	Owned(1)(2)	60 Days	Ownership	of Class

James T. Hackett	334,273	751,201	1,085,474	*
Robert G. Gwin	37,337	164,701	202,038	*
R. A. Walker	89,399	262,634	352,033	*
Charles A. Meloy	44,112	87,767	131,879	*
Robert P. Daniels	99,982	165,134	265,116	*
Robert J. Allison, Jr.	536,562	28,700	565,262	*
John R. Butler, Jr.	77,596	58,700	136,296	*
Luke R. Corbett	7,800	23,700	31,500	*
H. Paulett Eberhart	11,800	33,700	45,500	*
Peter J. Fluor	10,471	2,250	12,721	*
Preston M. Geren III	6,110	12,500	18,610	*
John R. Gordon(3)	170,636	68,700	239,336	*
Paula Rosput Reynolds	11,122	2,250	13,372	*
All directors and executive officers as a group (15 persons)	1,526,721	2,030,306	3,557,027	*

*	Less than one percent.

(1)	Does not include shares of common stock that the directors or executive officers of the Company have the right to acquire within 60 days of March 1, 2010. This column does include shares of common stock held in the Company’s Benefits Trust as a result of the director compensation and deferral elections made in accordance with our benefit plans described elsewhere in this proxy statement. Those shares are subject to shared voting power with the trustee under that plan and receive dividend equivalents on such shares, but the individuals do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed to them. In addition, some shares of common stock reflected in this column for certain individuals are subject to restrictions.

(2)	Does not include the following number of restricted stock units, which do not have voting rights but do receive dividend equivalents and are payable (after taxes are withheld) in the form of Company common stock: Mr. Hackett, 178,766; Mr. Gwin, 52,266; Mr. Walker, 59,632; Mr. Meloy, 55,799; and Mr. Daniels, 58,066. The terms associated with these awards are described in more detail on page 39.

(3)	Includes 146,060 shares of common stock held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts.

Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2009 based on information available as of February 16, 2010:

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership	Percent of Class

Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	33,922,294 (1)	6.9%

Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	25,331,222 (2)	5.15%

(1)	Based upon its Schedule 13G filed January 29, 2010 with the SEC with respect to Company securities held as of December 31, 2009, BlackRock Inc. has sole voting power as to 33,922,294 shares of common stock and sole dispositive power as to 33,922,294 shares of common stock.

(2)	Based upon its Schedule 13G filed February 16, 2010 with the SEC with respect to Company securities held as of December 31, 2009, FMR LLC has sole voting power as to 7,042,434 shares of common stock and sole dispositive power as to 25,331,222 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2009, except that in April 2009, a late Form 4 was filed for Ms. Cathy Douglas, the Company’s Chief Accounting Officer, relating to the disposition of 308 shares of Company common stock in March 2009.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board is responsible for independent, objective oversight of the Company’s accounting functions and internal controls over financial reporting. The Audit Committee is composed of three directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors which is available on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Management is responsible for the Company’s internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The independent auditor is also responsible for performing independent audits of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

KPMG LLP served as the Company’s independent auditor during 2009 and was appointed by the Audit Committee to serve in that capacity for 2010 (and we are seeking ratification by the Company’s stockholders at this Annual Meeting of such appointment). KPMG LLP has served as the Company’s independent auditor since its initial public offering in 1986.

In connection with these responsibilities, the Audit Committee met with management and the independent auditor to review and discuss the December 31, 2009 audited consolidated financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee also received written disclosures and the letter from the independent auditor required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent auditor referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

THE AUDIT COMMITTEE

H. Paulett Eberhart, Chairperson
John R. Butler, Jr.
Paula Rosput Reynolds

COMPENSATION AND BENEFITS COMMITTEE REPORT
ON 2009 EXECUTIVE COMPENSATION

The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND BENEFITS COMMITTEE

Peter J. Fluor, Chairman
Preston M. Geren III
John R. Gordon

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the following:

•	the principles on which our executive compensation program is based;

•	how we make compensation decisions and determine the amount of each element of compensation;

•	the elements of our total executive compensation program and the reasons why we have chosen these elements; and

•	an analysis of the material compensation decisions made by the Compensation Committee during 2009.

Executive Summary

In 2009, our executive leadership team led Anadarko to deliver some of the strongest operational results and performance in the Company’s history. This performance, executed in the face of significant market and global economic challenges impacting the oil and gas industry, was driven by several factors, including the following:

•	record sales volumes of 220 million BOE (barrels of oil equivalent), which represent a 7% increase over 2008 sales volumes, while spending about 35% less on near-term projects in 2009 than in 2008;

•	addition of 314 million BOE of proved reserves before price revisions at a very competitive finding and development cost;

•	nine announced deepwater exploration discoveries and an overall deepwater exploration success rate of 50%, which further differentiate the value of Anadarko’s portfolio from its peers;

•	reduction of lease operating expense per BOE by more than 20% year-over-year through cost-savings initiatives and with an average 30% improvement of spud-to-spud cycle times throughout our onshore operating areas;

•	advancement of three sanctioned mega projects toward first production — on time and within budget;

•	completion of two debt offerings generating net proceeds of approximately $2.0 billion that were used to retire near-term debt maturities; and

•	completion of a $1.3 billion equity offering.

In addition to these accomplishments, our focus on environmental performance, safety and corporate citizenship was recognized by various awards throughout 2009, and Anadarko was named the Energy Company of the Year by Platts Global Energy Awards, which acknowledges innovation, strategic vision, financial results, customer care, operational excellence and sustainability initiatives within our business.

These achievements were driven by the focused leadership of our executive team and the capabilities and dedication of our employees. As more fully described below, the Compensation Committee regularly reviews its executive compensation philosophy and programs to ensure that, collectively, they provide appropriate incentives and rewards relative to the business environment and Anadarko’s pay-for-performance objectives. The Compensation Committee believes that the programs that were in place during 2009 operated as the Compensation Committee intended when it designed and implemented the programs. As explained throughout this discussion, the levels of incentive compensation awarded and paid for 2009 under Anadarko’s programs are directly tied to each executive’s contributions towards the Company’s exceptional financial and operating performance, differentiating exploration success, prudent management of capital spending, and strong cost-containment efforts. For example, as a result of the significant value created for our stockholders in 2009, our relative total stockholder return performance for the two-year period ending 2009 was in the top quartile of our peers; accordingly, our executives earned 164% payout on their performance units for this period. The annual incentive plan performance score of 184% of target was achieved due to a targeted focus on cost management and efficiency, strong production sales volumes, substantial reserve growth and an outstanding commitment to the safety of our employees. Our executives were rewarded with bonuses under that plan that reflect their contributions and leadership in achieving these performance results. We attribute a meaningful portion of the Company’s achievements to the incentive programs that were designed to reward for positive short-term and long-term performance relative to our business objectives and to closely align our executives’ interests with those of our stockholders.

As demonstrated during 2009, uncertain times demand strong and focused leadership. The Compensation Committee understands the continuing challenges still facing our industry. It recognizes the importance of continually monitoring the global business, economic and political environments as well as trends and developments within our industry that may impact our executive compensation program. This focus will continue in 2010 to ensure that the Company’s programs remain competitively positioned to attract and retain talented leaders and provide appropriate incentive and reasonable rewards relative to the contributions made by our executives and the performance achieved for our stockholders.

How We Make Compensation Decisions

Philosophy

Our compensation philosophy is reviewed and confirmed by the Compensation Committee each year to ensure that it provides the appropriate foundation and principles for governing our executive compensation programs. The Compensation Committee believes that:

•	executive interests should be aligned with stockholder interests;

•	executive compensation should be structured to provide appropriate incentive and reasonable reward for the contributions made and performance achieved; and

•	a competitive compensation package must be provided to attract and retain experienced, talented executives to ensure Anadarko’s success.

Design Principles

In support of this philosophy, our executive compensation programs are designed to adhere to the following principles:

•	a majority of total executive compensation should be in the form of equity-based compensation;

•	a meaningful portion of total executive compensation should be tied directly to the achievement of goals and objectives related to Anadarko’s targeted financial and operating performance;

•	a significant component of performance-based compensation should be tied to long-term relative performance measures that emphasize an increase in stockholder value over time;

•	performance-based compensation opportunities should not encourage excessive risk taking that may compromise the Company’s value or its stockholders;

•	executives should maintain significant levels of equity ownership;

•	to encourage retention, a substantial portion of compensation should be forfeitable by the executive upon voluntary termination;

•	total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contribution to the organization; and

•	our executives should be motivated to contribute as team members to Anadarko’s overall success, as opposed to merely achieving specific individual objectives.

Resources and Other Considerations Used in the Compensation Decision-Making Process

The Compensation Committee utilizes several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Compensation Committee exercises judgment and discretion in making them.

Compensation Consultant.  The Compensation Committee utilizes an independent executive compensation consultant to review executive compensation and benefit programs. In 2009, the Compensation Committee directly retained Hewitt Associates LLC, or Hewitt, as its outside independent compensation consultant. In this engagement, Hewitt reports directly and exclusively to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant works directly with management to review or prepare materials for the Compensation Committee’s consideration. Hewitt attended all seven Compensation Committee meetings in 2009. The Compensation Committee did not engage any consultant other than Hewitt during 2009 to provide executive compensation consulting services. The Compensation Committee’s engagement of Hewitt included the following services:

•	providing relevant market data (including benchmarking, surveys, trends and best practices information) as a background against which the Compensation Committee could consider total executive officer compensation elements and awards;

•	advising the Compensation Committee on aligning compensation programs with the interests of our stockholders; and

•	attending and participating in Compensation Committee meetings throughout the year as the Compensation Committee deemed appropriate.

During 2009, Hewitt performed no material services for us in the United States outside the scope of its engagement with the Compensation Committee; however, Hewitt does provide actuarial services for our United Kingdom pension program. As part of Hewitt’s engagement agreement with the Compensation Committee, any significant new engagement between us and Hewitt is contingent upon notification to the Compensation Committee. The Compensation Committee reviews the engagement of its independent compensation consultant on an annual basis, and as part of that process reviews a summary of all services provided by Hewitt and related costs.

The table below identifies the executive and non-executive compensation consulting fees paid by us to Hewitt for services provided during the fiscal year ended December 31, 2009:

2009

Executive Compensation Consulting Fees	$478,475
Non-Executive Compensation Consulting Fees	648,534

Total	$1,127,009

The non-executive compensation consulting fees include $621,828 in fees associated with the actuarial services for our United Kingdom pension and insurance programs and $26,706 in fees associated with our purchase of compensation surveys and market data not related to executive compensation. Although the decision to engage Hewitt for these services was made by management and not approved by the Compensation Committee, the Compensation Committee did consider all of the services provided by Hewitt when engaging them as its independent consultant in 2009.

In February 2010, Hewitt spun off a portion of its executive compensation practice into a separate, independent entity: Meridian Compensation Partners, LLC. As part of the Compensation Committee’s annual review and engagement of its executive compensation consultant in May 2010, the Compensation Committee will formally consider the impact, if any, that this change has in establishing independence between the services performed for the Compensation Committee and other services provided to the Company.

Benchmarking.  During 2009, the Compensation Committee conducted its annual benchmarking review of an industry peer group to use as a reference point for assessing competitive executive compensation data. This industry peer group consists of select oil and gas industry peer companies similar to us in size, scope and nature of business operations. Hewitt collects and analyzes the benchmark data using their proprietary incentive valuation models and presents its analysis to the Compensation Committee. The Compensation Committee also reviewed data from a broader group of companies, which consists of select companies from diverse industries that are similar to us in size (based primarily on annual revenues) but are not directly comparable to us. This data is used for gaining a general understanding of broader trends outside our industry, but is not used to benchmark our total executive compensation.

Our current industry peer group consists of the following companies:

• Apache Corporation	• Devon Energy Corporation	• Noble Energy, Inc.
• Chesapeake Energy Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company

Within the oil and gas industry, there are a very limited number of companies that closely resemble us in size, scope and nature of business operations. Our industry peer group contains companies in our industry that are both larger and smaller in size and scope and that may operate in related business segments in the industry in which we have no operations, such as refining. We compete with these companies for talent and believe the selected companies are currently the most appropriate with respect to executive compensation benchmarking. The differences and similarities between us and the companies in our industry peer group are taken into consideration when referencing benchmarks for executive compensation decisions.

Tally Sheets.  To provide the Compensation Committee a single source for viewing the aggregate value of all material elements of executive compensation, “tally sheets” are created for each of our named executive officers on an annual basis. The tally sheets provide a snapshot of:

•	current total annual compensation, including base salary, annual cash incentives, equity compensation, benefits and perquisites;

•	accumulated unvested equity award values and total stock ownership levels; and

•	estimated termination benefits for a variety of voluntary and involuntary termination events, including change-of-control.

The Compensation Committee does not assign a specific weighting to the tally sheets in their overall decision-making process, but rather use the information provided in the tally sheets to gain additional perspective and as a reference in the decision-making process.

Role of CEO and/or Other Executive Officers in Determining Executive Compensation.  Our CEO, Mr. Hackett, provides recommendations to the Compensation Committee for each element of compensation for each of the named executive officers other than himself. In forming his recommendations, he may seek input from other senior officers about the employees who report to each of them. The Compensation Committee, with input from Hewitt, determines each element of compensation for Mr. Hackett and, with input from Hewitt and Mr. Hackett, determines each element of compensation for the other named executive officers. At the Compensation Committee’s request, our executive officers assess the design of, and make recommendations related to, our compensation and benefit programs, including recommendations related to the appropriate financial and non-financial performance measures used in our incentive programs. Executive officers and others may also attend Compensation Committee meetings when invited to do so.

Other Considerations.  In addition to the above resources, the Compensation Committee considers other factors when making compensation decisions, such as individual experience, individual performance, internal pay equity, development and/or succession status, and other individual or organizational circumstances. With respect to equity-based awards, the Compensation Committee also considers the cost of such awards, the impact on dilution, and the relative value of each element comprising total target executive compensation.

Stock Ownership Guidelines.  We have maintained stock ownership guidelines for executive officers since 1993 with the goal of promoting equity ownership and aligning our executive officers’ interests with our stockholders. Generally, these guidelines must be met within three years after becoming subject to them. The ownership guidelines are currently established at the following minimum levels:

Ownership Status
Position	Guideline	as of 12/31/2009

Chief Executive Officer	5 x base salary	Exceeds
Chief Operating Officer	3 x base salary	Exceeds
Senior Vice Presidents	2.5 x base salary	Exceeds
Vice Presidents	2 x base salary	Exceeds	(1)

(1)	Currently, all of our executive officers either meet or exceed their specified guidelines, with the exception of one newly hired officer who has three years to comply.

The Compensation Committee reviews the stock ownership levels annually. In determining stock ownership levels, we include: shares of common stock held directly by the executive; shares of common stock held indirectly through the Anadarko Employee Savings Plan; unvested restricted stock; unvested restricted stock units; and the target number of outstanding performance units that are structured to pay in shares of common stock. Outstanding unexercised stock options are not included. In addition, the Company has a policy that prohibits directors, officers or employees from engaging in short sales, transactions involving stock options or restricted stock, or other derivative-type transactions relating to our stock.

Regulatory Requirements.  Together with the Compensation Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain named executive officers, unless the compensation is “performance-based” as defined under federal tax laws. Stock options, performance units and cash awards granted under our 2008 Omnibus Incentive Compensation Plan (Omnibus Plan) and our 1999 Stock Incentive Plan satisfy the performance-based requirements and, as such, are fully deductible. In 2008, the Compensation Committee approved a program to qualify our annual restricted stock awards (including restricted shares and restricted stock units), beginning with the 2009 grants, as performance-based compensation under IRC Section 162(m).

In response to IRS Revenue Ruling 2008-13 which impacts a company’s ability to qualify incentive payments as performance-based compensation under IRC Section 162(m) if such incentive payments are guaranteed under certain severance situations (including involuntary without cause and good reason terminations) and do not require the achievement of actual performance goals, the Compensation Committee approved the following changes to our compensation programs:

•	In the event of an involuntary without cause termination, if a pro-rated annual incentive bonus is provided, such bonus will be payable at the end of the performance period, based on actual Company performance. This replaces the Company’s prior practice of paying a pro-rated annual incentive bonus, at target, at the time of termination (subject to any IRC Section 409A limitations); and

•	Beginning with the performance unit awards granted in 2009, in the event of an involuntary without cause termination, the payout will be determined at the end of the performance period, based on actual Company performance. This reflects a change from the performance unit awards granted prior to 2009 where payout, in the event of an involuntary without cause termination, is provided at target, at the time of termination (subject to any IRC Section 409A limitations).

In addition to these changes, and at the request of the Company, Mr. Hackett agreed to amend his employment agreement in 2009, as discussed on page 46, to ensure that performance-based compensation elements (annual incentive bonus and performance units) related to involuntary without cause and good reason termination events (as those terms are defined in his agreement) comply with this IRS Revenue Ruling related to IRC Section 162(m). The Compensation Committee reviews and considers the deductibility of our executive compensation programs; however, the Compensation Committee believes it is important to provide compensation that is not fully deductible when necessary to retain and motivate certain executive officers and when it is in the best interest of the Company and our stockholders. For these reasons, Mr. Hackett receives a base salary above $1 million, and therefore the portion of base salary in excess of $1 million is not deductible.

IRC Section 409A provides that all amounts deferred under a non-qualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We have designed or amended our plans and programs to be in compliance with all applicable statutory and regulatory requirements to properly allow deferral.

Awards of stock options, performance units, restricted shares and restricted stock units under our Omnibus Plan and 1999 Stock Incentive Plan are accounted for under FASB ASC Topic 718 (formerly referred to as SFAS No. 123(R)). FASB ASC Topic 718 requires the recognition of expense for the fair value of share-based payments.

Clawback Provision.  Under the Omnibus Plan, if the Company is required to prepare an accounting restatement as a result of material noncompliance with applicable rules, the plan administrator may determine that a Participant (as defined in the plan) who is deemed to have knowingly engaged in or failed to prevent misconduct giving rise to such a restatement will be required to reimburse the Company an amount equal to any Award (as defined in the plan) earned or accrued during the 12-month period following the first public issuance or filing with the SEC of financial statements containing such misstatement.

Elements of Total Executive Compensation

Our total executive compensation program includes both direct and indirect compensation, the elements of which are described in the tables below. We believe that a majority of executive compensation should be performance-based; however, we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. The Compensation Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and its judgment as a committee.

The table below identifies each element of direct compensation (both “fixed” and “variable”) and the primary purpose for using each element. The level of each element of direct compensation is generally benchmarked against the 50th and 75th percentiles of our industry peer group. When making decisions on each of these elements, the Compensation Committee takes into consideration the multiple factors discussed above in the How We Make Compensation Decisions section beginning on page 30.

Direct Compensation Element	Primary Purposes

Fixed
Base Salary	• Provides a fixed level of income to compensate executives for their level of responsibility, relative expertise and experience, and in some cases their potential for advancement

Variable/Performance-Based
Annual Cash Incentives	• Motivates and rewards executives for achieving short-term Company objectives aligned with value creation
• Recognizes individual contributions to Company performance

Restricted Stock/Restricted Stock Units	• Aligns the interests of executives with our stockholders by emphasizing long-term share ownership and stock price appreciation
• Provides a forfeitable ownership stake to encourage executive retention

Stock Options	• Aligns the interests of executives with our stockholders by rewarding long-term growth in our stock value
• Provides a forfeitable ownership stake to encourage executive retention

Performance Units	• Recognizes how the Company performs relative to its industry peers under common external market conditions
• Motivates and rewards the achievement of long-term strategic Company objectives
• Provides a forfeitable long-term incentive to encourage executive retention

The charts below illustrate each of the fixed and variable elements as a proportion of the named executive officers’ total direct compensation and reflect the following: base salaries that became effective in November 2009, as discussed on page 36; target bonus opportunities effective for 2010, as discussed on page 37; and the estimated grant date value for the 2009 annual equity awards (excluding the value of one-time awards), as discussed on page 39.

These charts indicate that over 85% of total direct compensation is variable and over 75% is in the form of equity-based grant values, with the CEO having approximately 93% of his compensation as variable and 83% of his compensation in the form of equity-based compensation.

The table below identifies each element of indirect compensation and the primary purpose for using each element. The value of each element of indirect compensation is generally structured to be competitive within our industry.

Indirect Compensation Element	Primary Purposes

Retirement Benefits	• Provides a competitive means for executives to build financial security
• Attracts talented executives and rewards them for extended service
• Offers secure and tax-advantaged vehicles for executives to save effectively for retirement

Other Benefits (for example, health care, paid time off, disability and life insurance) and Perquisites	• Enhances employee welfare and financial security • Provides a competitive package to attract and retain executive officers, but does not constitute a significant part of an executives’ compensation

Severance Benefits	• Attracts and helps retain executive officers in a volatile and consolidating industry
• Provides transitional income following an executive officer’s involuntary termination of employment

The following is a discussion of each compensation element and the specific actions taken by the Compensation Committee in 2009 related to each element. Each of these elements is reviewed on an annual basis, and may be reviewed at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions. The same design principles and factors are applied in a consistent manner to all named executive officers. Material differences in the amount of compensation awarded to each of the named executive officers generally reflect the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our industry peer group. For example, our CEO’s compensation is significantly higher than the compensation of the other named executive officers. This difference in compensation reflects that our industry peer group benchmark data is substantially higher for the CEO role than for the other named executive officer positions, reflecting the higher degree of responsibility and scrutiny the CEO position entails for the image, strategic direction, financial condition, and operating results of the Company.

Base Salary

The table below reflects the base salaries that were approved by the Compensation Committee in 2009:

	Salary as of	Salary Effective
Name	January 1, 2009	November 2009	Increase%

Mr. Hackett	$1,567,500	$1,567,500	0.0%
Mr. Gwin	$475,000	$650,000	36.8%
Mr. Walker	$682,500	$700,000	2.6%
Mr. Meloy	$575,000	$575,000	0.0%
Mr. Daniels	$575,000	$575,000	0.0%

The base salaries for Messrs. Hackett, Meloy and Daniels are positioned slightly above the 75th percentiles of our industry peer group. The base salaries for Messrs. Gwin and Walker fall between the 50th and 75th percentiles of our industry peer group. Mr. Hackett did not receive a salary increase in 2009 due in part to the relative positioning of his salary compared to the benchmark data and the Compensation Committee’s desire to deliver any increase in his compensation through our long-term incentive program. Mr. Gwin’s base salary was increased from $475,000 to $575,000 in March 2009 in recognition of his promotion to Chief Financial Officer (CFO) and to $650,000 in November 2009 in order to position his base salary at the market median of the benchmark study. Despite this significant increase in base salary, Mr. Gwin’s base salary is positioned at the market median based in part on his experience and relatively recent appointment to the CFO role. During 2009, Mr. Walker’s base salary was increased from $682,000 to $700,000 and is positioned at the market median based on his relatively recent appointment to the Chief Operating Officer role. Each of our peer companies structure their operations and explorations groups differently (some by geography, some by function), which results in varying levels of leadership responsibility. While we consider the available industry peer group benchmark data for Messrs. Meloy’s and Daniels’ functional positions, we place a greater emphasis on internal pay equity within our executive team in determining their compensation levels. As a result of our approach, the base salaries for Messrs. Meloy and Daniels are positioned above the 75th percentile of our industry peer group, however, we believe their salaries appropriately reflect that each of them has over 25 years of experience in the oil and gas industry and the value we place on their technical knowledge and leadership within the Company.

Annual Cash Incentives (Bonuses)

Our executive officers participate in the annual incentive program, or AIP, which is part of our Omnibus Plan that was approved by our stockholders in May 2008. In February 2009, the Compensation Committee established a baseline AIP performance hurdle for the named executive officers of $1.6 billion of Cash Flow from Operating Activities (Net cash provided by (used in) operating activities) as calculated in the Consolidated Statements of Cash Flows for the fiscal year. If this performance hurdle is not achieved, the named executive officers earn no AIP bonuses. If the performance hurdle is met, the bonus pool is funded at the maximum bonus opportunity level for each named executive officer. The Compensation Committee may apply negative discretion in determining actual awards, taking into consideration our actual performance against corporate annual performance goals (as discussed below), each individual officer’s performance and contributions, and other factors as deemed appropriate by the Compensation Committee. The AIP bonus pool was fully funded for the 2009 performance year based on our exceeding the established performance hurdle.

If the initial performance hurdle is met, the Compensation Committee uses the following formula as a guideline for determining individual bonus payments:

Individual Target Bonus Opportunities.  Individual target bonus opportunities, set as a percentage of base salary, are generally established to provide bonus opportunities between the 50th and 75th percentile levels of our industry peer group. Executive officers may earn from 0% up to 200% of their individual bonus target. The bonus targets for 2009 are shown in the table below. As part of its annual review of executive compensation in 2009, the Compensation Committee made no changes to the named executive officers’ bonus targets for 2010.

	Minimum	Target	Maximum
	Payout as a	Payout as a	Payout as a
Name	% of Salary	% of Salary	% of Salary

Mr. Hackett	0%	130%	260%
Mr. Gwin	0%	95%	190%
Mr. Walker	0%	100%	200%
Mr. Meloy	0%	95%	190%
Mr. Daniels	0%	95%	190%

Mr. Gwin’s incentive target was increased from 90% to 95% in March 2009 in recognition of his appointment to the role of CFO. Messrs. Meloy’s and Daniels’ target bonuses were established based on internal equity factors as previously discussed under the Base Salary section, which positions their target opportunities above the 75th percentile of the benchmark data.

AIP Performance Score.  In determining the performance score under the Company’s AIP for 2009, the Compensation Committee approved the following internal operational, financial and safety measures and weightings:

•	Operational Measures (Reserve Additions and Production Volumes) — The primary business objectives for an exploration and production company are to find and produce reserves. Including specific operational goals on reserve additions (before price revisions and divestitures) and production volumes provides a direct line of sight for our operations personnel and gives them a direct stake in our operational successes.

•	Financial Measures (Capital Expenditures and EBITDAX/Barrel of Oil Equivalent (BOE)) — These financial measures focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment. For AIP purposes, EBITDAX is defined as operating income before interest, taxes, depreciation, depletion and amortization, exploration expenses, and unrealized gains (losses) on derivatives and excludes the gains (losses) on the sale of properties.

•	Safety — The health and safety of our employees is very important to us and critical to our success. Accordingly, we include among our performance metrics a target total recordable incident rate per 100 employees so that employees are focused on maintaining a safe work environment.

•	Cash Cost Management Factor — This factor acts as a potential multiplier on the AIP Performance Results for 2009 (as calculated below) and is intended to encourage employees to focus on efficiencies that impact controllable cash costs. The cash cost management factor is calculated as oil and gas lease operating expense plus general and administrative expense divided by total sales volumes.

In both approving performance goals and measuring the Company’s performance against those goals, the Compensation Committee may use its discretion in determining the extent to which such goals or results properly reflect the Company’s achievement of overall business objectives, including any material changes in the Company’s operations or business objectives during the course of a given year. The table below reflects both the target and performance results against the target for each measure under the AIP:

	Relative		AIP	AIP
	Weighting	AIP Target	Performance	Performance
2009 AIP Performance Goals	Factor	Performance	Results(2)	Score

Reserve Additions (before price revisions and divestitures), MMBOE	25%	260	282	36%
Production Volumes, MMBOE	25%	210	220	68%
Capital Expenditures, $MM	20%	$4,500	$4,404	26%
EBITDAX/BOE, $	20%	$21.50	$21.57	20%
Total Recordable Incident Rate (Safety)	10%	0.77	0.62	17%

Sub-total	100%			167%
Cash Cost Management Factor(1)	≤10% Multiplier	$10.40	$8.56	x1.10

Total				184%

(1)	This factor is capped at a 10% multiplier and cannot cause the total AIP Performance Score to exceed 200%.

(2)	The AIP Performance Results reflect the following adjustments as approved by the Compensation Committee: (i) the exclusion of approximately $657 million in revenue associated with the reversal of the accrual related to the Deepwater Royalty Relief Act from EBITDAX since it was not anticipated in establishing the EBITDAX/BOE goal; and (ii) the exclusion of approximately $215 million related to the Company’s acquisition of its office buildings in The Woodlands, Texas from the Capital Expenditures goal because it was a separate financing activity rather than an oil and gas investment activity.

Individual Performance Adjustments.  In determining a named executive officer’s bonus payment, the Compensation Committee may make an adjustment based on individual performance. This adjustment allows the Compensation Committee to recognize an individual’s significant contributions that may not be reflected in the overall AIP performance score. The Compensation Committee did not make any individual performance adjustments for the named executive officers’ 2009 bonus payments in recognition of the team effort exhibited by our senior management in driving the Company’s success.

Actual Bonuses Earned for 2009.  The AIP awards earned for 2009 and paid to each of the named executive officers are shown in the table below and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

	Base Salary		Target Bonus		AIP		Individual
	Earnings for		as% of Base		Performance		Performance		Actual Bonus
Name	2009		Salary		Score%		Adjustments		Award ($)

Mr. Hackett(1)	$1,567,500	X	130%	X	184%	+/-	0	=	$3,749,460
Mr. Gwin	$569,231	X	95%	X	184%	+/-	0	=	$995,015
Mr. Walker	$685,192	X	100%	X	184%	+/-	0	=	$1,260,754
Mr. Meloy	$575,000	X	95%	X	184%	+/-	0	=	$1,005,100
Mr. Daniels	$575,000	X	95%	X	184%	+/-	0	=	$1,005,100

(1)	$1,711,645 of Mr. Hackett’s bonus was paid in shares of Anadarko common stock under the Company’s Omnibus Plan and $2,037,815 was paid in cash.

Equity Compensation

The Compensation Committee makes equity-based awards under our Omnibus Plan, which was approved by our stockholders in May 2008. Annual equity-based awards for named executive officers are typically made at the regularly scheduled meeting of the Compensation Committee each November. Equity awards for newly hired named executive officers are made on the executive officer’s first day of employment with us. Equity awards for named executive officers made in connection with promotions are approved by the Compensation Committee and the grant date is generally effective the date of appointment.

Our annual awards consist of a combination of stock options, time-based restricted stock units and performance unit awards. The 2009 awards allocated the targeted equity award value (calculated using Hewitt’s proprietary incentive valuation models) for each named executive officer equally across all three components, with the exception of Messrs. Meloy’s and Daniels’ awards which were structured slightly different to put a greater emphasis on retention. This was a change from the 2008 awards, which allocated 50% of the targeted equity award value to non-qualified stock options, 20% to restricted stock units and 30% to performance units. The Compensation Committee approved this change in allocation to provide a combination of equity-based awards that is performance-based in absolute and relative terms, while also encouraging retention. In addition, the use of performance unit awards and restricted stock units enables us to better manage our potential stock dilution. With respect to the restricted stock units, the Compensation Committee establishes an objective performance criteria for each calendar year that must be achieved before the annual restricted stock units are awarded to executives the following year. The annual restricted stock unit awards made in November 2009 were based on the Company’s achievement of the 2008 performance criteria ($2.5 billion of cash flow from continuing operations for fiscal year 2008). Annual equity award values are benchmarked against the 50th and 75th percentile levels of similarly-awarded opportunities among the members of our industry peer group.

Below is a summary of the typical provisions of each of the equity award types:

Equity Award Type	Provisions

Stock Options	•	The term of the grant does not exceed seven years
	•	The exercise price is not less than the market price on the date of grant
	•	Repricing of options to a lower exercise price is prohibited, unless approved by stockholders
	•	Options typically vest pro-rata annually over three years, beginning with the first anniversary of the date of grant
	•	Generally, an executive officer will forfeit any unvested stock options if the executive terminates voluntarily or is terminated for cause prior to the vesting date

Restricted Stock Units	•	Typically vest pro-rata annually over three years, beginning with the first anniversary of the date of grant
	•	Executive officers receive dividend equivalents on the units, but do not have voting rights
	•	Generally, an executive officer will forfeit any unvested restricted stock units if the executive terminates voluntarily or is terminated for cause prior to the vesting date
	•	Executive officers have the ability to defer restricted stock unit awards

Performance Units	•	Are earned based on the Company’s relative total stockholder return, or TSR, performance against a specified peer group
	•	Each performance unit is denominated in shares of our stock, with payout based on performance over a specified performance period
	•	Awards are paid in either shares or cash, as determined by the Compensation Committee at the time of grant
	•	Executive officers are awarded a target award, with actual payout ranging from 0% to 200% of the target award
	•	Executive officers do not have voting rights with respect to, and no dividends are paid on, these awards
	•	Generally, an executive officer will forfeit any unvested performance units if the executive terminates voluntarily or is terminated for cause prior to the end of the performance period
	•	Executive officers have the ability to defer performance unit awards

The following table reflects the payout scale for the current annual performance unit program:

Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12

Payout as% of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

The TSR measure provides an external comparison of our performance against an industry peer group. The industry peer group for our most recent awards is listed in the table below.

• Apache Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company
• Devon Energy Corporation	• Noble Energy, Inc.

If any of these peer companies undergoes a change in corporate capitalization or a corporate transaction (including, but not limited to, a going-private transaction, bankruptcy, liquidation, merger, consolidation, etc.) during the performance period, the Compensation Committee shall undertake an evaluation to determine whether such peer company will be replaced. The Compensation Committee has approved Murphy Oil Corporation, Nexen, Inc., and Chesapeake Energy Corporation as replacement companies (in that order).

Below is an example of how the performance unit payout scale works, assuming an executive officer received a target award of 20,000 performance units.

Target
		Performance	Relative TSR
		Units for	Ranking for
		Each	the
Total Target	Performance	Performance	Performance	Payout	Actual Payout	Timing of
Award	Period	Period	Period	%	Earned	Payout

20,000 performance units	50% tied to a two-year performance period	10,000 (20,000 x 50%)	3rd	164%	16,400 units (10,000 x 164%)	Paid after end of two-year performance period

	50% tied to a three-year performance period	10,000 (20,000 x 50%)	10th	0%	0 units (10,000 x 0%)	No payout made

Equity Awards Made During 2009

The benchmarking analysis provided by Hewitt during 2009 showed downward pressure on long-term incentive opportunities driven primarily by share price declines, individual peer company share usage limitations, the conservative business outlook at the time of awards and the varying compensation philosophies of the peer companies. Many of the award values included in the benchmark data reflected awards made by our peers during the first quarter of 2009, when economic and market conditions were uncertain. In November 2009, when our awards were made, share prices had rebounded significantly and the general economic and market conditions had improved. Despite the deteriorating economic conditions and lower commodity prices over the last year, we made the decision to maintain our capital expenditure budget and invest in three mega projects while many of our industry peers elected to significantly decrease capital expenditure budgets and delay many mega projects. In positioning certain awards outside the 50th and 75th percentile levels of our industry peer group, the Compensation Committee considered the market trends and the Company’s operating philosophy during this economic downturn, combined with the Company’s overall performance in 2009 under the leadership of our named executive officers.

On November 10, 2009, the Compensation Committee approved the following annual long-term incentive awards. These awards are included in the Grants of Plan-Based Awards Table on page 51.

		Number of	Target Number
	Number of	Restricted Stock	of Performance
Name	Stock Options	Units	Units

Mr. Hackett	197,600	89,300	88,800
Mr. Gwin	47,200	21,400	21,200
Mr. Walker	72,700	32,900	32,700
Mr. Meloy	32,500	43,300	28,400
Mr. Daniels	32,500	43,300	28,400

Mr. Hackett’s equity award is positioned slightly above the 75th percentile of the benchmark data to recognize his leadership in the Company’s strong operating performance, differentiated exploration success and exceptional equity price performance in 2009, despite the significant market and global economic challenges impacting the oil and gas industry. Mr. Gwin’s equity award, which was held flat to the aggregate equity value he received for the prior 12 months, is positioned above the 75th percentile to reflect his significant contributions in managing the Company’s financial health, as evidenced by the Company’s completion of two debt offerings and an equity offering in 2009, all of which were very well received by the market. In addition to Mr. Gwin’s role as CFO, during 2009 he served as President and CEO of Western Gas Partners, LP, Anadarko’s publicly traded midstream master limited partnership, which is an additional responsibility not accounted for in the benchmark data. Mr. Walker’s equity award, which is positioned between the 50th and 75th percentile of the benchmark data, reflects his increased responsibilities as Chief

Operating Officer and the strategic direction he provided in achieving our strong business results. Messrs. Meloy’s and Daniels’ award levels recognize the significant success of the Company’s operations and exploration programs during 2009, under their leadership. Each of their awards also includes a one-time additional value of $2 million designed to retain them in their leadership roles for the foreseeable future. To emphasize retention, approximately 50% of their total award was delivered in restricted stock units that will vest 10% on the first and second anniversaries of the grant date and 80% on the third anniversary of the grant date. As a result of these factors, each of their equity awards is above the 75th percentile of the benchmark data.

Performance Units — Results for Performance Periods Ending in 2009

In February 2010, the Compensation Committee certified the performance results for the 2007 transitional and 2007 annual performance unit awards for specified executives with two-year performance periods that ended December 31, 2009. Under the provisions of these awards, the targeted performance units were subject to our relative TSR performance against a defined TSR peer group. For the performance period ending December 31, 2009, the Company’s TSR performance ranked third relative to the defined peer group. This ranking resulted in a 164% payout as a percent of target. The following table lists the target number of performance units awarded and actual performance units earned by the named executive officers under the provisions of these awards for the two-year performance periods that ended December 31, 2009:

	2007 Transitional Award		2007 Annual Award
		Actual		Actual
	Target	Performance Units	Target	Performance Units
Name	Performance Units	Earned	Performance Units	Earned

Mr. Hackett	38,100	62,484	43,750	71,750
Mr. Gwin	2,325	3,813	3,800	6,232
Mr. Walker	10,019	16,431	10,900	17,876
Mr. Meloy	4,650	7,626	6,100	10,004
Mr. Daniels	8,016	13,146	7,050	11,562

Retirement Benefits

Our executive officers participate in the following retirement and related plans:

Anadarko Employee Savings Plans.  The Anadarko Employee Savings Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that allows participating United States employees to contribute up to 30% of eligible compensation, on a before-tax basis or on an after-tax basis (via a Roth or traditional after-tax contribution), into their 401(k) Plan accounts. Eligible compensation for named executive officers includes base salary and certain annual incentive payments. Under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participants up to six percent of their total eligible compensation. This plan is subject to applicable Internal Revenue Service, or IRS, limitations regarding contributions under this plan. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor a non-qualified Savings Restoration Plan. Non-qualified plans are subject to creditor claims, unlike qualified plans. The Savings Restoration Plan accrues a benefit substantially equal to the amount that, in the absence of any IRS limitations, would have been allocated to an employee’s account as a matching contribution under the 401(k) Plan. The Savings Restoration Plan permits participants to allocate the matching contributions among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan. Notional earnings are credited to their account based on the market rate of return provided by the investment funds.

Amounts deferred, if any, under the 401(k) Plan and the Savings Restoration Plan by the named executive officers are included, respectively, in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. Our matching contributions allocated to the named executive officers under the 401(k) Plan and the Savings Restoration Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

Pension Plans.  Anadarko provides funded, tax-qualified retirement benefits for all United States employees. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor non-qualified restoration plans that cover the named executive officers and certain other employees. The pension plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service as defined in the pension plans. Compensation covered by the pension plans for the participants includes base salary and certain annual incentive payments. The amount of compensation that may be considered in calculating benefits under the pension plans is limited by IRS regulations.

Messrs. Hackett and Walker have certain supplemental retirement benefits under our non-qualified Retirement Restoration Plan. The Retirement Restoration Plan provides that Mr. Hackett will receive a special service credit to be applied towards his eligibility for our retiree medical and dental benefit programs. This benefit will accrue in a manner similar to the special pension crediting in Mr. Hackett’s employment agreement, which was provided to account for certain retirement benefits from his prior employer that were foregone when he was hired by Anadarko in 2003. The plan also provides for a one-time service credit of eight years to Mr. Walker if he remains employed by us until the age of 55. This service credit will be considered applicable service towards our retirement benefit programs, including pension and retiree medical and dental benefits. These supplemental retirement benefits were provided to Mr. Walker in 2007 to recognize that he was a mid-career hire that we would like to retain for the remainder of his career. Providing him additional service credits recognizes a portion of his prior industry experience and service years which directly benefit us and our stockholders. The accrued benefits related to these special pension credits are discussed in the Pension Benefits Table on page 57. The Compensation Committee does not intend to grant any additional pension credits to our executive officers at this time.

Messrs. Hackett and Meloy are both eligible to receive supplemental pension benefits upon meeting certain employment conditions under the terms, respectively, of Mr. Hackett’s amended and restated employment agreement, which was entered into in November 2009, and Mr. Meloy’s retention agreement, which was entered into in August 2006 in connection with the closing of the Kerr-McGee acquisition. Details of these arrangements, including the accrued benefits for each of the named executive officers, are discussed further in the Employment Agreements section beginning on page 46 and in the Pension Benefits Table on page 57.

Other Benefits

In addition to the retirement benefits discussed above, we also provide other benefits such as medical, dental, vision, flexible spending accounts, paid time off, payments for certain relocation costs, disability coverage and life insurance to each named executive officer. These benefits are also provided to all other eligible United States based employees.

Certain employees, including the named executive officers, may also participate in the Deferred Compensation Plan. This Plan allows employees to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP bonus payments and allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (but not the Company stock fund). In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant. We do not subsidize or match these deferred amounts. Details regarding participation in the plan by the named executive officers can be found in the Non-qualified Deferred Compensation Table on page 58.

Perquisites

We provide a limited number of perquisites to the named executive officers. These perquisites are assessed annually by the Compensation Committee as part of the total competitive review and include:

•	Financial Counseling, Tax Preparation and Estate Planning — Executive officers are eligible to receive reimbursement for eligible expenses up to a specified annual maximum. For 2009, financial counseling and tax preparation benefits were reimbursed up to a maximum of $20,380 in the first year of use and up to a maximum of $12,205 for each following year. The estate planning services are made available to executive officers on an as-needed basis and the services have typically been utilized once every three years. All expenses related to financial counseling, tax preparation and estate planning are considered taxable income to the executive officer. Mr. Hackett has voluntarily declined to utilize the financial planning, tax preparation and estate planning perquisites offered by us.

•	Executive Physical Program — Executive officers are eligible to receive reimbursement for an annual physical exam.

•	Personal Excess Liability Insurance — We pay an annual premium to maintain excess liability coverage on behalf of each officer. The annual premium is imputed and considered taxable income to the officer.

•	Personal Use of Company Aircraft — We maintain aircraft for business travel purposes. Officers may, from time to time, utilize such aircraft for personal travel. When so utilized, the compensation related to such personal use is imputed and considered taxable income to the executive officer as required by applicable statutes and regulations.

•	Club Memberships — We reimburse certain executive officers for monthly dues and any additional business expenses related to club memberships.

•	Entertainment Events and Other — We purchase tickets to various sporting and entertainment events for business purposes. We have also leased recreational facilities for business purposes. If not used for business purposes, we may make these tickets and facilities available to our employees, including our executive officers, as a form of recognition and reward for their efforts.

•	CNG Vehicle — To promote our business interests and the use of natural gas as a clean alternative fuel, we have provided Mr. Hackett the use of a Compressed Natural Gas (CNG) vehicle. Mr. Hackett’s personal use, including commuting to work, is imputed and considered taxable income.

As required by the Board, we provide limited security services for Mr. Hackett at his home. Pursuant to our security policy, we also require Mr. Hackett to use our aircraft for personal use as well as business travel. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers that accompany Mr. Hackett in accordance with the IRC. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

The values of the various perquisites provided are included in the “All Other Compensation” column of the Summary Compensation Table on page 49. Individual perquisite values (or the incremental cost of a perquisite, as applicable) are disclosed in the All Other Compensation Table and supporting footnotes following the Summary Compensation Table on page 49. We do not provide any tax gross-ups on these perquisites.

Severance Benefits

The Company currently provides severance benefits described below to its named executive officers. On a periodic basis, the Compensation Committee, in consultation with Hewitt will review, consider and adjust, as the Compensation Committee deems necessary and appropriate, the provisions of severance and change-of-control benefits provided to executives. In connection with any such review, the Compensation Committee will determine whether and to what extent severance benefits should be promised, the appropriateness of tax gross-ups in a severance or change-of-control context, and the appropriate level of compensation payable in a severance or change-of-control context. The Compensation Committee will take into consideration other arrangements that may exist for an executive so as to ensure that the entire compensation package is consistent with the Compensation Committee’s executive compensation philosophy.

In 2009, the Compensation Committee directed Hewitt to conduct an analysis of senior executive severance benefit arrangements within and outside of a change-of-control as provided by the industry peer group. The results of the study reflected that our severance benefit arrangements are generally competitive within our industry. The Compensation Committee determined that it would continue to review the severance benefits provided by our programs.

Officer Severance Plan.  Our named executive officers are eligible for benefits under the Officer Severance Plan. Benefits provided under this plan may vary depending upon the executive officer’s level within the organization and years of service with us and are made at the discretion of the Compensation Committee. Executive officers receiving benefits under the Officer Severance Plan are required to execute an agreement releasing us from any and all claims from any and all kinds of actions arising from the executive officer’s employment with us or the termination of such employment. In practice, we have typically provided the following involuntary termination (as defined on page 59) severance benefits for our executive officers:

•	a payment equal to 2 times the officer’s annual base salary plus one year’s target bonus under our AIP;

•	if provided, a pro-rata bonus under our AIP for the year of termination, which will be payable at the end of the performance period, based on actual Company performance score as certified by the Compensation Committee;

•	if not eligible for retirement, a special retirement benefit enhancement equal to the present value at the officer’s current age of the difference between the deferred vested benefit and the subsidized early retirement benefit at age 55;

•	if applicable, the present value of retiree life insurance;

•	a payment equal to the cost of providing financial planning services for two years;

•	the option to continue existing medical and dental coverage levels at current active employee rates for up to 6 months. After 6 months, we will pay the cost of COBRA until the first to occur of (a) 18 months or (b) obtaining comparable coverage as a result of employment with another employer;

•	the vesting of some or all unvested restricted stock, unvested restricted stock units and stock options; and

•	a payout, if any, of outstanding performance units will be made at the end of the performance period based on actual Company performance results.

Key Employee Change-of-Control Contracts.  We have also entered into key employee change-of-control contracts with all of our executive officers, including the named executive officers, with the exception of Mr. Hackett whose change-of-control benefits are included in his employment agreement, which was effective as of November 2009 and is described on page 46. These key employee change-of-control contracts have an initial three-year term that is automatically extended for one year upon each anniversary, unless either party provides notice not to extend. If we experience a change-of-control (as defined on page 60) during the term of the executive officer’s contract, then the contract becomes operative for a fixed three-year period. These contracts generally provide that the executive officer’s terms of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control. If we (or any successor in interest) terminate the executive officer’s employment (other than for cause (as defined on page 59), death or disability), the executive officer terminates for good reason (as defined on page 60) during such three-year period, or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control, the named executive officer is generally entitled to receive the following payment and benefits:

•	earned but unpaid compensation;

•	2.9 times the executive officer’s base salary plus AIP bonus (based on historic AIP bonuses);

•	our matching contributions that would have been made had the executive officer continued to participate in the Savings Plans for up to an additional three years;

•	the value of any investments credited to the executive officer under the Savings Restoration Plan; and

•	the present value of the accrued retirement benefit under the Company’s retirement and pension plans and the additional retirement benefits, including retiree medical, which the executive would have received had the executive officer continued service for up to an additional three years.

In addition, the change-of-control contracts provide for a continuation of various medical, dental, disability and life insurance benefits and financial counseling for a period of up to three years. The contracts also provide for outplacement services and the payment of all legal fees and expenses incurred by the executive officer in enforcing any right or benefit provided by the change-of-control contract. The executive will also be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under IRC Section 4999. These provisions, in addition to attracting and retaining executive officers, also allow these officers to realize the full value of the intended benefit awarded under these contracts. If an executive officer loses his or her job following a change-of-control event and IRC Section 280G applies, the executive officer must pay an additional 20% excise tax on certain amounts received. The gross-up makes the executive officer whole by having the Company pay the 20% excise tax amount and the additional income taxes generated by such payment. The Company does not pay the executive’s normal income taxes.

As a condition to receipt of change-of-control benefits, the executive officer must remain employed by us and provide services commensurate with his or her position until the executive is terminated pursuant to the provisions of the contract. The executive officer must also agree to retain in confidence any and all confidential information known to him or her concerning us and our business so long as the information is not otherwise publicly disclosed. In 2009, no amounts were paid under the change-of-control contracts.

Change-of-Control — Equity Plans.  In addition to the change-of-control benefits discussed above, our equity plans provide that upon a change-of-control of Anadarko:

•	outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

•	the restrictions on any outstanding restricted stock and restricted stock units lapse; and

•	if any performance unit awards or performance-based restricted stock or restricted stock unit awards are outstanding, they become fully vested and the performance goals are deemed to be earned at target.

We believe this “single-trigger” treatment in our stock plans is appropriate because it ensures that continuing employees are treated the same as terminated employees, and is particularly appropriate for performance-based equity given the potential difficulty of replicating or meeting the performance goals after the change-of-control.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with our directors and certain executive officers, in part to enable us to attract and retain qualified directors and executive officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy that we may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and are in addition to any other rights our directors and executive officers may have under our Restated Certificate of Incorporation, By-Laws and applicable law.

Employment Agreements

We have entered into an employment agreement with Mr. Hackett and a retention agreement with Mr. Meloy. Both agreements are discussed below.

Mr. Hackett — Employment Agreement

At the request of the Company (and as discussed further on page 33), Mr. Hackett entered into an amended and restated employment agreement in November 2009 (2009 Agreement), which replaced in its entirety Mr. Hackett’s previous Employment Agreement, dated December 11, 2006, as amended (2006 Agreement). The primary purpose of the amendments to the 2006 Agreement was to ensure that performance-

based compensation elements (annual bonus and performance units) related to certain termination events complied with Section 162(m) of the IRC, including the 2008 Revenue Ruling that impacts compensation tied to performance periods beginning January 1, 2010. The amendment is intended to comply with this Revenue Ruling and preserve meaningful cost savings for the Company. Under the terms of the 2009 Agreement, he receives a minimum annual base salary (currently $1,567,500), and is eligible for an annual incentive cash bonus at a target of not less than 130% of annual base salary with a maximum annual incentive cash bonus of 260% of base salary. This agreement also outlines certain payments and benefits to be paid to Mr. Hackett under various termination scenarios, including:

•	a without cause (involuntary) termination (as defined on page 59 or termination for good reason (as defined on page 60);

•	a without cause (involuntary) termination or termination for good reason within three years after a change-of-control, or termination in anticipation of a change-of-control;

•	termination for death or disability; and

•	voluntary termination (other than for good reason).

The above scenarios are discussed in more detail beginning on page 59. We will provide a gross-up payment to Mr. Hackett to the extent any of the above payments become subject to the federal excise tax relating to excess parachute payments. Pre-change-of-control severance benefits are conditioned upon the execution of a mutual release between us and Mr. Hackett.

Mr. Hackett is also subject to covenants regarding confidentiality, non-competition and non-solicitation. The non-competition obligation applies for one year following Mr. Hackett’s termination of employment with us if Mr. Hackett voluntarily terminates his employment with us (other than for good reason) on or before December 3, 2010. The 2009 Agreement amends the non-solicitation provision of the 2006 Agreement to eliminate the applicability of such provision if (i) Mr. Hackett becomes entitled to the Change-of-Control Benefits (as defined in the 2009 Agreement) (x) because Mr. Hackett’s employment is terminated by expiration of the term of the 2009 Agreement during a Change-of-Control Period (as defined in the 2009 Agreement) by reason of notice from the Company of such termination, or (y) upon certain terminations in a Change-of-Control Period or In Anticipation of a Change-of-Control (as defined in the 2009 Agreement), or (ii) Mr. Hackett’s employment with the Company is terminated for any reason after December 3, 2010.

The agreement also provides that since Mr. Hackett remained employed by us until December 3, 2008, he received a special pension benefit, computed so that his total pension benefits from us will equal those to which he would have been entitled if his actual years of employment with us were doubled. This service crediting provision was implemented when Mr. Hackett was hired in order to compensate for projected retirement benefits being forgone in leaving his former employer.

Mr. Meloy — Retention Agreement

Mr. Meloy was an officer of Kerr-McGee at the time of its acquisition by us in August 2006. As a result of our desire to retain him as an executive officer, we entered into a retention agreement with him at that time. The retention benefits were intended to compensate him for certain severance benefits he was otherwise entitled to receive under the change-of-control agreement he had with Kerr-McGee. Under the terms of his retention agreement, Mr. Meloy received the following benefits:

•	cash payment equal to $1,150,000, 50% of which was paid in August 2007, one year from the closing date of the acquisition and 50% of which was paid in August 2008, two years from the closing date of the acquisition;

•	25,000 shares of restricted stock, 50% of which vested one year from the closing date of the acquisition and 50% of which vested two years from the closing date of the acquisition; and

•	credit for five additional years in age and service towards his pension benefits; these additional pension credits vested in August 2009, three years from the closing date of the acquisition.

Because Mr. Meloy remained employed with the Company through August 10, 2009, he received all of the benefits mentioned above. Mr. Meloy will not receive any additional benefits under the Retention Agreement.

The above descriptions of Mr. Hackett’s employment agreement and Mr. Meloy’s retention agreement are not a full summary of all of the terms and conditions of these agreements and are qualified in their entirety by the full text of the agreements, which are on file with the SEC.

Conclusion

We believe the design of our total executive compensation program aligns the interests of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of the Company, while using sound financial controls and high standards of integrity. The programs currently offered have been critical elements in the successful hiring of several executives and have been equally effective in retaining executive officers during a period of strong competitive demand and a shortage of talented executives within the oil and gas exploration and production industry. We believe that the quality of our executive compensation program will continue to be reflected in positive operational, financial and stock price performance. We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short-term and long-term operational, financial and strategic objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2009

The following table summarizes the compensation of our CEO, CFO and our three highest paid executive officers other than our CEO and CFO for the fiscal year ended December 31, 2009:

									Change in
									Pension Value
									and
									Non-Qualified
							Non-Equity		Deferred
					Stock	Option	Incentive Plan		Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(1)	($)(2)		($)(3)	($)(4)	($)

James T. Hackett(5)	2009	1,567,500	0		12,158,360	5,293,585	3,749,460	(6)	3,956,376	741,496	27,466,777
Chairman, President and	2008	1,510,385	0		9,572,026	7,121,658	3,416,491		1,643,878	571,276	23,835,714
Chief Executive Officer	2007	1,415,385	0		15,490,355	6,215,280	2,962,400		693,859	572,368	27,349,647

Robert G. Gwin(7)
Senior Vice President,	2009	569,231	0		3,952,953	2,168,884	995,015		232,669	132,190	8,050,942
Finance and Chief Financial Officer

R. A. Walker(8)	2009	685,192	0		4,478,274	1,947,589	1,260,754		1,305,419	200,287	9,877,515
Chief Operating Officer	2008	655,000	0		3,064,814	2,276,392	1,139,700		328,684	180,995	7,645,585
	2007	544,231	0		3,940,163	1,680,432	744,780		1,017,885	137,527	8,065,018

Charles A. Meloy	2009	575,000	0		4,853,076	870,656	1,005,100		4,139,783	134,802	11,578,417
Senior Vice President,	2008	553,846	575,000	(9)	1,335,616	989,465	915,508		2,501,641	106,832	6,977,908
Worldwide Operations	2007	486,555	575,000	(9)	2,036,443	642,093	744,186		1,416,457	105,228	6,005,962

Robert P. Daniels (10)
Senior Vice President,	2009	575,000	0		4,853,076	870,656	1,005,100		1,529,833	122,461	8,956,126
Worldwide Exploration

(1)	The amounts included in these columns represent the aggregate grant date fair value of the awards made to named executives in 2009 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2009. The values in the “Stock Awards” column represent the grant date fair values for both restricted stock and performance unit awards. The performance unit awards are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date.

(2)	The amounts in this column reflect the cash bonus awards for 2009 that were determined by the Compensation Committee and paid out in February 2010 pursuant to the Company’s AIP. These awards are discussed in further detail beginning on page 37. See also footnote (6) to this table.

(3)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the Company’s Retirement Plan and Retirement Restoration Plan determined by using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested. The Company’s Deferred Compensation Plan does not provide for above-market or preferential earnings so no such amounts are included.

(4)	The amounts shown in this column for each named executive officer are described further in the All Other Compensation Table below.

(5)	Effective February 15, 2010, Mr. Hackett will serve as the Chairman and Chief Executive Officer of the Company as a result of the appointment of Mr. Walker to the position of President and Chief Operating Officer.

(6)	Mr. Hackett was awarded a bonus of $3,749,460 under the Company’s AIP, of which $1,711,645 was paid in shares of Anadarko common stock under the Company’s Omnibus Plan and $2,037,815 was paid in cash. The cash portion was capped at 100% of target and the excess was paid in shares.

(7)	Effective March 1, 2009, Robert G. Gwin was appointed Senior Vice President, Finance and Chief Financial Officer replacing Mr. Walker who was appointed Chief Operating Officer of the Company. Compensation information for 2007 and 2008 is not reflected for Mr. Gwin because he was not a named executive officer for those years.

(8)	Effective March 1, 2009, Mr. Walker was appointed Chief Operating Officer of the Company. Prior to this appointment, he served as the Senior Vice President, Finance and Chief Financial Officer. Effective February 15, 2010, Mr. Walker will serve as President and Chief Operating Officer of the Company. There were no changes to Mr. Walker’s current compensation as a result of this appointment.

(9)	The $575,000 reflected in the “Bonus” column for Mr. Meloy in 2008 and 2007 is a cash retention bonus paid to him as part of his retention agreement entered into on August 10, 2006. The details of this agreement are discussed beginning on page 47.

(10)	Compensation information for 2007 and 2008 is not reflected for Mr. Daniels because he was not a named executive officer for those years.

All Other Compensation Table for 2009

The following table describes each component of the “All Other Compensation” column for the fiscal year ended December 31, 2009 in the Summary Compensation Table:

		Payments by
		the Company to
		Employee
		401(k) Plan
	Personal	and Savings	Club	Financial/	Excess
	Use of	Restoration	Membership	Tax/Estate	Liability	Tax
	Aircraft	Plan	Dues	Planning	Insurance	Benefit	Other	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)(3)	($)

James T. Hackett(4)	434,669	299,040	0	0	1,400	0	6,387	741,496
Robert G. Gwin	27,360	69,457	10,313	23,660	1,400	0	0	132,190
R. A. Walker	80,834	109,494	8,559	0	1,400	0	0	200,287
Charles A. Meloy	3,240	89,430	28,527	12,205	1,400	0	0	134,802
Robert P. Daniels	10,230	89,430	9,196	12,205	1,400	0	0	122,461

(1)	The value of personal aircraft use is based on the Company’s aggregate incremental direct operating costs, including cost of fuel, maintenance, landing and ramp fees, and other miscellaneous trip-related variable costs. Because the Company’s aircraft are used predominantly for business purposes, fixed costs, which do not change based on use of the aircraft, are excluded.

(2)	We have included the payment of club membership fees on behalf of Messrs. Gwin, Walker, Meloy and Daniels. For those clubs not used exclusively for business, the entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(3)	The amount reflected in this column for Mr. Hackett represents the limited incremental cost of maintenance of the security system at his primary residence (as required by the Board) and his use of a Company-provided CNG vehicle. The CNG vehicle is being used by Mr. Hackett to promote the Company’s business interests and the use of natural gas as a clean alternative fuel. He is imputed income for any personal use of the car, including expenses for commuting to work. The value of personal use of the CNG vehicle is based on the aggregate incremental cost including cost of fuel provided by the Company, lease payments and maintenance expenses.

(4)	The Company’s security policy requires the CEO to use Company aircraft for personal use as well as business travel. The value of travel to board meetings for companies other than Anadarko and civic organizations for which Mr. Hackett serves as a director is considered personal use and is included in the amount reported above. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers who accompany Mr. Hackett. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

Grants of Plan-Based Awards in 2009

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance units granted during 2009 to each of the named executive officers:

										All other
									All Other	Option
									Stock	Awards:		Grant Date
									Awards:	Number of	Exercise or	Fair Value
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number of	Securities	Base Price	of Stock
			Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	of Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	(#)(4)	($/Sh)	($)(5)

James T. Hackett			0	2,037,750	4,075,500	—	—	—	—	—	—	—
	11/10/2009		—	—	—	—	—	—	—	197,600	65.44	5,293,585
	11/10/2009		—	—	—	—	—	—	89,300	—	—	5,843,792
	11/10/2009		—	—	—	23,976	88,800	177,600	—	—	—	6,314,568
Robert G. Gwin			0	540,769	1,081,538	—	—	—	—	—	—	—
	3/1/2009	(6)	—	—	—	—	—	—	—	66,200	34.95	904,424
	3/1/2009	(6)	—	—	—	—	—	—	29,900	—	—	1,045,005
	11/10/2009		—	—	—	—	—	—	—	47,200	65.44	1,264,460
	11/10/2009		—	—	—	—	—	—	21,400	—	—	1,400,416
	11/10/2009		—	—	—	5,724	21,200	42,400	—	—	—	1,507,532
R. A. Walker			0	685,192	1,370,384	—	—	—	—	—	—	—
	11/10/2009		—	—	—	—	—	—	—	72,700	65.44	1,947,589
	11/10/2009		—	—	—	—	—	—	32,900	—	—	2,152,976
	11/10/2009		—	—	—	8,829	32,700	65,400	—	—	—	2,325,298
Charles A. Meloy			0	546,250	1,092,500	—	—	—	—	—	—	—
	11/10/2009		—	—	—	—	—	—	—	32,500	65.44	870,656
	11/10/2009		—	—	—	—	—	—	43,300	—	—	2,833,552
	11/10/2009		—	—	—	7,668	28,400	56,800	—	—	—	2,019,524
Robert P. Daniels			0	546,250	1,092,500	—	—	—	—	—	—	—
	11/10/2009		—	—	—	—	—	—	—	32,500	65.44	870,656
	11/10/2009		—	—	—	—	—	—	43,300	—	—	2,833,552
	11/10/2009		—	—	—	7,668	28,400	56,800	—	—	—	2,019,524

(1)	Reflects estimated future cash payouts under the Company’s AIP based on actual base salaries earned in 2009. If threshold levels of performance are not met, then the payout can be zero. Actual bonus payouts under the AIP for 2009 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Reflects the estimated future payout under the Company’s performance unit awards, which are subject to market conditions as defined in FASB ASC Topic 718. Executives may earn from 0% to 200% of the targeted award based on the Company’s relative TSR performance over a specified performance period. Fifty percent of this award is tied to a two-year performance period and the remaining fifty percent is tied to a three-year performance period. If earned, the awards are to be paid in cash. The threshold value represents the lowest earned amount based on the payout scale described on page 40, although the minimum payout is zero.

(3)	Reflects the number of restricted stock units awarded in 2009. Messrs. Hackett’s, Gwin’s and Walker’s awards vest pro-rata annually over three years, beginning with the first anniversary of the grant date. Messrs. Meloy’s and Daniels’ awards vest 10% on the first and second anniversaries of the grant date and 80% on the third anniversary of the grant date. Executive officers receive dividend equivalents on the units, but do not have voting rights.

(4)	Reflects the number of stock options awarded in 2009. These options vest pro-rata annually over three years, beginning with the first anniversary of the date of grant and have a term of seven years.

(5)	The amounts included in this column represent the aggregate grant date fair value of the awards made to named executives in 2009 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2009.

(6)	The March 1, 2009 awards for Mr. Gwin represent promotional awards granted upon his appointment as Chief Financial Officer.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each of the named executives. The table also reflects unvested and unearned stock awards (both time-based and performance-contingent) assuming a market value of $62.42 a share (the closing stock price of the Company’s stock on December 31, 2009).

							Stock Awards(2)(3)
									Equity Incentive Plan Awards
									Performance Units
										Market or
							Restricted Stock/Units			Payout
								Market		Value of
								Value of	Number of	Unearned
							Number of	Shares or	Unearned	Shares,
							Shares or	Units of	Shares,	Units or
	Option Awards(1)						Units of	Stock	Units or	Other
	Number of Securities				Option	Option	Stock That	That Have	Other Rights	Rights
	Underlying Unexercised Options				Exercise	Expiration	Have Not	Not Vested	That Have	That Have
Name	Exercisable (#)		Unexercisable (#)		Price ($)	Date	Vested (#)	($)	Not Vested (#)	Not Vested ($)

James T. Hackett	80,000		0		43.5550	11/15/2012	27,466	1,714,428	134,234 (4)	8,378,886
	191,000		0		48.6900	12/4/2013	62,000	3,870,040	43,750	2,730,875
	81,867		40,933		48.9000	1/10/2014	89,300	5,574,106	140,600	8,776,252
	166,667		83,333		59.8700	11/6/2014			88,800	5,542,896
	190,734		381,466		35.1800	11/4/2015
	0		197,600		65.4400	11/10/2016
Robert G. Gwin	13,500		13,500		50.6900	1/16/2013	4,250	265,285	10,045 (4)	627,009
	19,100		0		48.6900	12/4/2013	2,400	149,808	3,800	237,196
	27,334		13,666		40.5100	1/10/2014	8,533	532,630	19,300	1,204,706
	14,467		7,233		59.8700	11/6/2014	29,900	1,866,358	21,200	1,323,304
	7,434		14,866		64.6900	3/12/2015	21,400	1,335,788
	26,200		52,400		35.1800	11/4/2015	13,333 (6)	666,650 (6)
	0		66,200		34.9500	3/1/2016
	0		47,200		65.4400	11/10/2016
	6,667	(5)	13,333	(5)	50.0000	4/2/2018
R. A. Walker	50,000		0		45.8000	9/6/2012	6,866	428,576	34,307 (4)	2,141,443
	22,800		0		43.5550	11/15/2012	19,866	1,240,036	10,900	680,378
	46,400		0		48.6900	12/4/2013	32,900	2,053,618	45,000	2,808,900
	27,334		13,666		48.9000	1/10/2014			32,700	2,041,134
	41,467		20,733		59.8700	11/6/2014
	60,967		121,933		35.1800	11/4/2015
	0		72,700		65.4400	11/10/2016
Charles A. Meloy	38,200		0		48.6900	12/4/2013	3,833	239,256	17,630 (4)	1,100,465
	23,067		11,533		59.8700	11/6/2014	8,666	540,932	6,100	380,762
	26,500		53,000		35.1800	11/4/2015	43,300	2,702,786	19,600	1,223,432
	0		32,500		65.4400	11/10/2016			28,400	1,772,728
Robert P. Daniels	32,000		0		21.4525	10/30/2010	2,100	131,082	24,708 (4)	1,542,273
	18,600		0		33.3650	11/16/2011	4,433	276,708	7,050	440,061
	17,800		0		43.5550	11/15/2012	10,333	644,986	23,500	1,466,870
	38,200		0		48.6900	12/4/2013	43,300	2,702,786	28,400	1,772,728
	26,734		13,366		59.8700	11/16/2014
	31,800		63,600		35.1800	11/4/2015
	0		32,500		65.4400	11/10/2016

(1)	The table below shows the vesting dates for the respective unexercisable stock options listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

1/10/2010	40,933	13,666	13,666	—	—
1/16/2010	—	13,500	—	—	—
3/1/2010	—	22,067	—	—	—
3/12/2010	—	7,433	—	—	—
11/4/2010	190,733	26,200	60,967	26,500	31,800
11/6/2010	83,333	7,233	20,733	11,533	13,366
11/10/2010	65,867	15,734	24,234	10,834	10,834
3/1/2011	—	22,066	—	—	—
3/12/2011	—	7,433	—	—	—
11/4/2011	190,733	26,200	60,966	26,500	31,800
11/10/2011	65,866	15,733	24,233	10,833	10,833
3/1/2012	—	22,067	—	—	—
11/10/2012	65,867	15,733	24,233	10,833	10,833

(2)	The table below shows the vesting dates for the respective restricted stock shares and units listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

1/10/2010	—	—	—	—	2,100
1/16/2010	—	4,250	—	—	—
3/1/2010	—	9,967	—	—	—
11/10/2010	29,767	7,134	10,967	4,330	4,330
12/1/2010	31,000	4,267	9,933	4,333	5,167
12/3/2010	27,466	2,400	6,866	3,833	4,433
3/1/2011	—	9,966	—	—	—
11/10/2011	29,766	7,133	10,966	4,330	4,330
12/1/2011	31,000	4,266	9,933	4,333	5,166
3/1/2012	—	9,967	—	—	—
11/10/2012	29,767	7,133	10,967	34,640	34,640

(3)	The table below shows the performance periods for the respective performance units listed in the above Outstanding Equity Awards Table:

Performance Period	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

1/1/2008 to 12/31/2009	134,234	10,045	34,307	17,630	24,708
1/1/2008 to 12/31/2010	43,750	3,800	10,900	6,100	7,050
1/1/2009 to 12/31/2010	70,300	9,650	22,500	9,800	11,750
1/1/2009 to 12/31/2011	70,300	9,650	22,500	9,800	11,750
1/1/2010 to 12/31/2011	44,400	10,600	16,350	14,200	14,200
1/1/2010 to 12/31/2012	44,400	10,600	16,350	14,200	14,200

(4)	These values represent the number of performance units earned for the performance period ending December 31, 2009. The Company’s TSR performance ranked third relative to the defined peer group, which resulted in a 164% payout as a percent of target. Payments of these awards were made in February 2010 after the Compensation Committee’s certification of the performance results. These awards are discussed in further detail beginning on page 39.

(5)	This award represents a grant of unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The unexercisable unit appreciation rights vest as follows: 6,667 on April 2, 2010 and 6,666 on April 2, 2011. For additional discussion of the unit appreciation rights, please see Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan under Item 11 of Western Gas Partners, LP’s Form 10-K for the year ended December 31, 2009.

(6)	This award represents a grant of unit value rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The market value for this award is calculated based on the maximum per unit value specified under the award agreement of $50.00. The unit value rights vest as follows: 6,667 on April 2, 2010 and 6,666 on April 2, 2011. For additional discussion of the unit value rights, please see Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan under Item 11 of Western Gas Partners, LP’s Form 10-K for the year ended December 31, 2009.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	Vesting ($)(1)

James T. Hackett(3)	250,000	10,113,125	77,967	4,728,508
Robert G. Gwin	0	0	12,883	684,178
R. A. Walker	0	0	33,067	1,939,992
Charles A. Meloy	0	0	12,100	733,361
Robert P. Daniels	0	0	15,633	905,714

(1)	The value realized reflects the taxable value to the named executive officer as of the date of the option exercise, vesting of restricted stock or vesting of restricted stock units. The actual value ultimately realized by the named executive officer may be more or less than the value realized calculated in the above table depending on whether and when the named executive officer held or sold the stock associated with the exercise or vesting occurrence.

(2)	Shares acquired on vesting include restricted stock shares or units whose restrictions lapsed during 2009.

(3)	Mr. Hackett exercised stock options scheduled to expire in 2010.

Pension Benefits for 2009

The Company maintains the Anadarko Retirement Plan, or the APC Retirement Plan, and the Kerr-McGee Corporation Retirement Plan, or the KMG Retirement Plan, both of which are funded tax-qualified defined benefit pension plans. In addition, the Company maintains the Anadarko Retirement Restoration Plan, or the APC Retirement Restoration Plan, and the Kerr-McGee Benefits Restoration Plan, or the KMG Restoration Plan, both of which are unfunded, non-qualified pension benefit plans that are designed to provide for supplementary pension benefits due to limitations imposed by the IRC that restrict the amount of benefits payable under tax-qualified plans.

APC Retirement Plan and APC Retirement Restoration Plan, collectively the APC Retirement Plans.  The APC Retirement Plan covers all United States-based Anadarko employees, except for legacy Kerr-McGee employees. The APC Retirement Restoration Plan covers certain United States-based Anadarko employees, except for legacy Kerr-McGee employees, who are affected by certain IRC limitations. For those employees hired prior to January 1, 2007, which includes all of the named executive officers except Mr. Meloy (who is a participant in the KMG Retirement Plan), benefits under these plans are based upon the employee’s years of service and the greater of either:

•	the annual average of the employee’s highest compensation over three consecutive calendar years out of the last 10 years of employment with the Company; or

•	the annual average compensation over the last 36 consecutive months of employment with the Company.

The APC Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the APC Retirement Plans includes base salary and payments under the AIP. The amount of compensation for 2009 that may be considered in calculating benefits under the APC Retirement Plan is $245,000 due to the annual IRC limitation. Compensation in excess of $245,000 is recognized in determining benefits payable under the APC Retirement Restoration Plan.

For employees hired prior to January 1, 2007, benefits under the APC Retirement Plans are calculated as a “life-only” annuity (meaning that benefits end upon the participant’s death) and are equal to the sum of:

•	1.4% x average compensation x years of service with the Company; plus

•	0.4% x (average compensation – covered compensation) x years of service with the Company (limited to 35 years).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65, however, employees may receive a reduced benefit as early as age 55. Employees may choose to receive their benefits under several different forms provided under the APC Retirement Plan. Employees receive their benefits from the APC Retirement Restoration Plan in the form of a lump-sum payment.

Currently, Mr. Hackett is the only named executive officer eligible for early retirement under the APC Retirement Plans. Early retirement benefits are calculated using the formula described above, however, the value is multiplied by an early retirement factor as follows:

Age	Early Retirement Factor

62 and older	100%
61	97%
60	94%
59	91%
58	88%
57	85%
56	82%
55	79%

KMG Retirement Plan and KMG Restoration Plan, collectively the KMG Retirement Plans.  The KMG Retirement Plan covers all United States-based, legacy Kerr-McGee employees who have not incurred a break in service of greater than one year since the acquisition date. The KMG Restoration Plan covers certain legacy Kerr-McGee United States-based employees that are affected by the IRC limitations. Benefits under these plans are based upon the employee’s years of service and the average monthly earnings during the 36 highest paid consecutive months of the last 120 months of employment.

The KMG Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the KMG Retirement Plans includes base salary and payments under the AIP. The amount of compensation for 2009 that may be considered in calculating benefits under the KMG Retirement Plan is $245,000 due to the annual IRC limitation. Compensation in excess of $245,000 is recognized in determining benefits payable under the KMG Restoration Plan.

Benefits under the KMG Retirement Plans are calculated as a “life-only” annuity for single participants, and a joint and 50% contingent annuity for married participants who are eligible for retirement. Benefits under this plan are equal to the sum of Part A and Part B:

Part A:

•	1.1% x average compensation x years of service prior to March 1, 1999; plus

•	0.5% x (average compensation – covered compensation) x years of service prior to March 1, 1999 (limited to 35 years).

Part B:

•	1.667% x average compensation x years of service on or after March 1, 1999 (limited to 30 years); plus

•	0.75% x average compensation x years of service on or after March 1, 1999 in excess of 30 years; less

•	1% x primary social security benefit x years of service on or after March 1, 1999 as of age 65 (limited to 30 years) x (years of service on or after March 1, 1999 divided by years of service on or after March 1, 1999 at age 65).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced benefit as early as age 52. Employees may choose to receive their benefits under several different forms provided under the KMG Retirement Plan. Employees receive their benefits from the KMG Restoration Plan in the form of a lump-sum payment.

Currently Mr. Meloy is eligible for early retirement under the KMG Restoration Plan because of the additional years of age and service credited to him under his retention agreement described on page 47. Early retirement benefits under the KMG Retirement Plans are calculated using the formula described above, however, the value is multiplied by an early retirement reduction factor as follows:

	First Formula		Second Formula
	Percentage of Normal		Percentage of Normal
	Retirement Age Benefit Payable		Retirement Age Benefit Payable
Age Benefit	(Age Reductions for Benefits Earned		(Age Reductions for Benefits
Payments Start	Before March 1, 1999)		Earned On or After March 1, 1999)
	Part A	Part B

65	100%	100%	100%
64	100%	100%	100%
63	100%	100%	100%
62	100%	100%	100%
61	100%	95%	100%
60	100%	90%	100%
59	95%	85%	95%
58	90%	80%	90%
57	85%	75%	85%
56	80%	67.5%	80%
55	75%	60%	75%
54	70%	55%	70%
53	65%	50%	65%
52	60%	45%	60%

The present values provided in the table below are based on the pension benefits accrued through December 31, 2009, assuming that such benefit is paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at the plan’s earliest unreduced retirement age, which is age 62 for the APC Retirement Plans and age 60 for the KMG Retirement Plans. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2009 is 5.5% for the APC Retirement Plan, 5.0% for the APC Retirement Restoration Plan and KMG Retirement Plan, and 4.75% for the KMG Restoration Plan, consistent with the weighted average discount rate used in the accounting valuation. The interest rate used for converting the benefit to a lump-sum form of payment is set at 100 basis points less than the discount rate for all Plans except for the KMG Restoration Plan, which is set at 120 basis points less than the discount rate.

Pension Benefits

		Number of	Present Value of	Payments
		Years of	Accumulated	During
		Credited Service	Benefit	2009
Name	Plan Name	(#)	($)	($)

James T. Hackett(1)	APC Retirement Plan	6.000	221,813	0
	APC Retirement Restoration Plan	12.000	9,192,849	0
Robert G. Gwin	APC Retirement Plan	4.000	88,657	0
	APC Retirement Restoration Plan	4.000	274,736	0
R. A. Walker(2)	APC Retirement Plan	4.000	125,012	0
	APC Retirement Restoration Plan	12.000	2,586,468	0
Charles A. Meloy(3)	KMG Retirement Plan	27.583	974,682	0
	KMG Restoration Plan	32.583	9,445,524	0
Robert P. Daniels	APC Retirement Plan	24.000	674,718	0
	APC Retirement Restoration Plan	24.000	3,563,784	0

(1)	The value of Mr. Hackett’s APC Retirement Restoration Plan benefit in the table includes the effect of the additional pension service credit provided under his 2009 Agreement, which was originally effective as of December 2003 and reflected future retirement benefits forfeited with his prior employer. Mr. Hackett vested in these additional pension service credits on December 3, 2008.

(2)	Mr. Walker will be provided additional pension service credits under the APC Retirement Restoration Plan if he remains employed until age 55. These additional pension service credits were provided in November 2007 to recognize that he was a mid-career hire that we would like to retain for the remainder of his career. Providing him additional service credits recognizes a portion of his prior industry and service years, which directly benefits us and our stockholders. The value reflected in the APC Retirement Restoration Plan amount includes the effect of this additional pension credit, assuming its application as of December 31, 2009. However, as of December 31, 2009, Mr. Walker has not yet earned the right to this additional pension service credit. The value of Mr. Walker’s APC Retirement Restoration Plan benefit as of December 31, 2009 excluding the effect of the additional pension service credit is $770,822, for a total pension value of $895,834.

(3)	The value of Mr. Meloy’s KMG Retirement Restoration Plan benefit includes the effect of the additional pension service credit provided under his retention agreement, which was entered into in August 2006. Mr. Meloy vested in these additional pension service credits on August 10, 2009. The additional pension service credit was included in his retention agreement to compensate him for certain severance benefits he was otherwise entitled to receive under the change-of-control agreement he had with Kerr-McGee.

Non-Qualified Deferred Compensation for 2009

The Company maintains a Deferred Compensation Plan for certain employees, including the named executive officers. Under this Plan, certain employees may voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP payments, and allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds. The notional accounts do not provide for above-market or preferential earnings. In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant or as required by the Plan. The Company does not subsidize or match any deferrals of compensation into this Plan.

The Company has a Savings Restoration Plan that accrues a benefit substantially equal to the amount that, in the absence of certain IRC limitations, would have been allocated to a named executive officer’s account as Company matching contributions under the 401(k) Plan. The Savings Restoration Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan.

Beginning in 2007, executive officers were given the opportunity to make voluntary deferral elections for their annual restricted stock unit and performance unit awards granted under the Company’s 1999 Stock Incentive Plan and Omnibus Plan. Any earnings and/ or losses attributable to the deferred shares are based on the performance of the Company’s stock over the deferral period. In general, deferred awards are distributed to the participant upon termination or at a specific date as elected by the participant. The Company does not subsidize or match any deferrals of compensation into these plans. As of December 31, 2009, there were no vested deferred awards for the named executive officers.

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings/Losses	Withdrawals/	at End of
	2009	2009	in 2009	Distributions	2009
Name	($)	($)(1)	($)	($)	($)

James T. Hackett
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	284,340	281,859	0	1,165,516
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Incentive Compensation Plan	0	0	0	0	0
Robert G. Gwin
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	54,757	28,420	0	119,469
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Incentive Compensation Plan	0	0	0	0	0
R. A. Walker
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	97,244	61,026	0	273,934
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Incentive Compensation Plan	0	0	0	0	0
Charles A. Meloy
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	84,873	66,214	0	267,702
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Incentive Compensation Plan	0	0	0	0	0

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings/Losses	Withdrawals/	at End of
	2009	2009	in 2009	Distributions	2009
Name	($)	($)(1)	($)	($)	($)

Robert P. Daniels
Deferred Compensation Plan	366,203	0	413,957	0	1,264,921
Savings Restoration Plan	0	74,730	53,771	0	388,977
1999 Stock Incentive Plan	0	0	0	0	0
2008 Omnibus Incentive Compensation Plan	0	0	0	0	0

(1)	Company contributions in the Savings Restoration Plan are reported in the Summary Compensation Table for each of the named executive officers under the “All Other Compensation” column for the fiscal year 2009.

Potential Payments Upon Termination or Change-of-Control

The following tables reflect potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-of-control or termination of employment of each named executive officer, assuming a December 31, 2009 termination date, and, where applicable, using the closing price of our common stock of $62.42 (as reported on the NYSE as of December 31, 2009).

The following are general definitions that apply to the termination scenarios detailed below. These definitions have been summarized and are qualified in their entirety by the full text of the applicable plans or agreements to which our named executive officers are parties.

“Involuntary Termination” is generally defined as any termination that does not result from the following termination events:

•	resignation;

•	retirement;

•	for cause;

•	death;

•	qualifying disability;

•	extended leave of absence;

•	continued failure to perform duties or responsibilities;

•	a termination in connection with any corporate sale transaction where continued employment is available; or

•	a termination if the employee is eligible to receive benefits from a Key Employee Change-of-Control Contract.

“For Cause” is generally defined as:

•	the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of any material provision in an employment agreement (if applicable), after written demand for substantial performance is delivered to the executive by the Board or the CEO of the Company which specifically identifies the manner in which the Board or CEO believes that the executive has not substantially performed the executive’s duties; or

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

A “Change-of-Control” is generally defined as any one of the following occurrences:

•	any individual, entity or group acquires beneficial ownership of 20% or more of either the outstanding shares of our common stock or our combined voting power;

•	individuals who constitute the Board (as of the date of either a given change-of-control contract or an award agreement under our equity plans, as applicable) cease to constitute a majority of the Board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date of either the change-of-control contract or an award agreement under our equity plans, as applicable, will be deemed a member of the incumbent Board;

•	a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another entity, unless following the business combination:

–	all or substantially all of the beneficial owners of our outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

–	no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and

–	at least a majority of the board of the corporation resulting from the business combination were members of our Board prior to the business combination; or

•	approval by our stockholders of our complete liquidation or dissolution.

“Good Reason” is generally defined as any one of the following occurrences within three years of a Change-of-Control:

•	diminution in Executive’s position, authority, duties or responsibilities that were effective immediately prior to the Change-of-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

•	any failure by the Company to provide compensation to the Executive at levels that were effective immediately prior to the Change-of-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

•	any material change in the location, as defined in the applicable agreement, where the Executive was employed immediately preceding the Change-of-Control, or the Company requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change-of-Control;

•	any termination by the Executive for any reason during the 30-day period immediately following the first anniversary of a Change-of-Control;

•	any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted in their Change-of-Control or Employment Agreement; or

•	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the terms provided in the Executive’s Change-of-Control or Employment Agreement.

“Disability” is generally defined as the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

Additional details of the post-termination arrangements can be found in the Compensation Discussion and Analysis beginning on page 44.

Involuntary For Cause or Voluntary Termination

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Retirement Restoration Plan Benefits(1)	$11,390,258	$229,886	$621,308	$13,236,180	$2,903,252
Non-qualified Deferred Compensation(2)	$1,165,516	$119,469	$273,934	$267,702	$1,653,898
Health and Welfare Benefits(3)	$116,224	$—	$—	$—	$—
Total	$12,671,998	$349,355	$895,242	$13,503,882	$4,557,150

(1)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(2)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(3)	Mr. Hackett’s value represents the lump-sum value of subsidized retiree medical benefits.

Involuntary Not For Cause Termination

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance(1)	$10,815,750	$1,917,500	$2,100,000	$1,696,250	$1,696,250
Pro-rata AIP Bonus for 2009(2)	$3,749,460	$995,015	$1,260,754	$1,005,100	$1,005,100
Accelerated Equity Compensation(3)	$39,365,644	$11,530,497	$12,811,730	$8,333,025	$9,201,768
Retirement Restoration Plan Benefits(4)	$17,233,852	$424,757	$1,062,980	$15,743,813	$5,046,279
Non-qualified Deferred Compensation(5)	$1,165,516	$119,469	$273,934	$267,702	$1,653,898
Health and Welfare Benefits(6)	$195,733	$46,841	$68,702	$60,555	$327,897
Financial Counseling(7)	$—	$25,888	$25,888	$25,888	$25,888
Total	$72,525,955	$15,059,967	$17,603,988	$27,132,333	$18,957,080

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other named executive officer values assume two times base salary plus one times AIP target bonus.

(2)	Payment, if provided, will be paid at the end of the performance period based on actual performance. The values in the table are based on the actual bonuses awarded under the Company’s 2009 AIP as discussed on page 37.

(3)	Reflects the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2009. In the event of an involuntary termination, performance units would be paid out after the end of the applicable performance periods based on actual performance. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2009 of $67.00.

(4)	For all named executive officers except for Mr. Hackett, who is already eligible for early retirement, the values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming they were eligible for subsidized early retirement benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, if applicable, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan or the KMG Restoration Plan.

(5)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(6)	Mr. Hackett’s value represents 18 months of health and welfare benefit coverage and the lump-sum value of subsidized retiree medical benefits; all other named executive officer values represent 24 months of health and welfare benefit coverage. All amounts are present values determined in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. Mr. Daniels’ value also includes the present value of a retiree death benefit in the Management Life Insurance Plan, or MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

(7)	Values assume financial counseling services continue for two years after termination. Mr. Hackett does not currently use this Company-provided service and therefore benefits are not assumed to be extended to him after termination.

Change-of-Control: Involuntary Termination or Voluntary For Good Reason

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance(1)	$10,815,750	$3,591,325	$5,335,130	$4,322,473	$4,322,473
Pro-rata AIP Bonus for 2009(2)	$2,037,750	$588,388	$1,139,700	$915,508	$915,508
Accelerated Equity Compensation(3)	$39,365,644	$11,530,497	$12,811,730	$8,333,025	$9,201,768
Retirement Restoration Plan Benefits(4)	$18,672,288	$1,282,390	$4,331,669	$15,743,813	$6,675,723
Non-qualified Deferred Compensation(5)	$2,062,634	$342,379	$605,080	$535,993	$1,922,189
Health and Welfare Benefits(6)	$273,318	$70,690	$174,482	$91,767	$360,063
Outplacement Assistance	$30,000	$30,000	$30,000	$30,000	$30,000
Financial Counseling(7)	$—	$39,613	$39,613	$39,613	$39,613
Excise Tax and Gross-up(8)	$14,355,043	$4,061,380	$7,260,161	$4,872,239	$5,351,862
Total	$87,612,427	$21,536,662	$31,727,565	$34,884,431	$28,819,199

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other named executive officer values assume 2.9 times the sum of base salary plus the highest AIP bonus paid in the past three years.

(2)	Mr. Hackett’s value assumes payment of pro-rata AIP bonus based on the target AIP bonus percentage and base salary in effect as of December 31, 2009; all other named executive officer values assume the full-year equivalent of the highest annual AIP bonus the officer received over the past three years.

(3)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2009. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2009 of $67.00.

(4)	For all named executive officers, except for Mr. Hackett, who is already eligible for early retirement, the values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming the named executive officers were eligible for subsidized early retirement benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan, the KMG Restoration Plan or change-of-control agreement.

(5)	Includes the combined balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan plus an additional three years of employer contributions into the Savings Restoration Plan based on each officer’s current contribution rate to the Plan.

(6)	Values represent 36 months of health and welfare benefit coverage. Messrs. Hackett’s and Walker’s values also include the lump-sum value of subsidized retiree medical benefits. All amounts are present values determined in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. Mr. Daniels’ value also includes the present value of a retiree death benefit in the MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

(7)	Values assume financial counseling services continue for three years after termination. Mr. Hackett does not currently use this Company-provided service and therefore benefits are not assumed to be extended to him after termination.

(8)	Values estimate the total payment required to make each executive whole for the 20% excise tax imposed by IRC Section 4999.

Disability

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2009(1)	$2,037,750	$540,769	$685,192	$546,250	$546,250
Accelerated Equity Compensation(2)	$39,365,644	$11,530,497	$12,811,730	$8,333,025	$9,201,768
Retirement Restoration Plan Benefits(3)	$11,390,258	$229,886	$621,308	$13,236,180	$2,903,252
Non-qualified Deferred Compensation(4)	$1,165,516	$119,469	$273,934	$267,702	$1,653,898
Health and Welfare Benefits(5)	$1,340,312	$403,060	$403,480	$351,239	$345,138
Total	$55,299,480	$12,823,681	$14,795,644	$22,734,396	$14,650,306

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2009 AIP and eligible earnings as of December 31, 2009.

(2)	Reflects the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2009. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2009 of $67.00.

(3)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(4)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(5)	Reflects the continuation of additional death benefit coverage provided to officers of the Company until age 65. All amounts are present values determined in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. Mr. Hackett’s value also includes the lump-sum value of subsidized retiree medical benefits.

Death

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2009(1)	$2,037,750	$540,769	$685,192	$546,250	$546,250
Accelerated Equity Compensation(2)	$39,365,644	$11,530,497	$12,811,730	$8,333,025	$9,201,768
Retirement Restoration Plan Benefits(3)	$11,390,258	$229,886	$621,308	$13,236,180	$2,903,252
Non-qualified Deferred Compensation(4)	$1,165,516	$119,469	$273,934	$267,702	$1,653,898
Life Insurance Proceeds(5)	$7,622,125	$2,045,633	$2,202,990	$1,809,599	$1,809,599
Total	$61,581,293	$14,466,254	$16,595,154	$24,192,756	$16,114,767

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2009 AIP and eligible earnings as of December 31, 2009.

(2)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2009. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2009 of $67.00.

(3)	Includes the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(4)	Includes the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(5)	Includes amounts payable under additional death benefits provided to officers and other key employees of the company. These liabilities are not insured, but are self-funded by the Company. Proceeds are not exempt from federal taxes; values shown include an additional tax gross-up amount to equate benefits with nontaxable life insurance proceeds. Values exclude death benefit proceeds from programs available to all employees. Mr. Hackett’s value also includes the lump-sum value of subsidized retiree medical benefits.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that related-person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related-person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related-person transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Therefore, the Company has written procedures for the approval, ratification and review of ongoing related-person transactions. Either the Board’s Nominating and Corporate Governance Committee or the full Board (as determined by the Nominating and Corporate Governance Committee) will review, ratify or approve, as necessary, any related-person transactions prior to the transaction being entered into, or ratify any related person transactions that have not been previously approved, in which a director, five percent owner, executive officer or immediate family member of any such person has a material interest, and which the transaction is in an amount in excess of $120,000, either individually or in the aggregate of several transactions during any calendar year. This review typically occurs in connection with regularly scheduled Board meetings.

In addition to those matters described above, the Nominating and Corporate Governance Committee has approved in advance the following categories of related-person transactions: the rates and terms involved in such transactions where the Company’s standard rates and terms for such transactions apply, the hiring of a related person (including immediate family members) as an employee of the Company (but not an officer), provided that total compensation (meaning base salary, annual incentive bonus and other amounts to be reported on a W-2) does not exceed $120,000.

Mr. Butler’s, son-in-law, Scott Prince, is a non-executive employee of the Company in the Supply Chain Management department and has worked for the Company since 2001. Mr. Prince’s total W-2 compensation for 2009 was greater than $120,000 but less than $300,000. The Nominating and Corporate Governance Committee has reviewed and approved this transaction in accordance with the Company’s policy on transactions with related persons.

Ongoing Benefits

In 2004, the Company and Mr. Allison entered into an agreement that replaced the Memorandum of Understanding dated October 26, 2000 between the Company and Mr. Allison. The 2004 agreement was effective as of Mr. Allison’s retirement from the Company in December 2003 and provides that during Mr. Allison’s lifetime, he has the use of the Company’s aircraft, or an alternative aircraft, for up to 200 hours annually. If the Company no longer maintains an aircraft, the Company will provide to him an annual payment sufficient to allow him to secure comparable aircraft usage. In addition, the agreement provides that the Company will furnish Mr. Allison, during his lifetime, office space, secretarial assistance, office utilities and a monitored security system for his personal residence. In connection with prior service as an executive of Anadarko, the Company also purchased supplemental life insurance policies for Mr. Allison in 1998 and 2000.

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2010. The Board, at the request of the Audit Committee, is asking you to ratify that appointment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS FOR 2010.  If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will make the final determination of the independent auditor for 2010.

INDEPENDENT AUDITOR

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent auditor during 2009. Representatives of KPMG LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

The following table presents fees for the audits of the Company’s annual consolidated financial statements for 2009 and 2008 and for other services provided by KPMG LLP.

	2009	2008

Audit Fees	$5,600,000	$5,935,000
Audit-related Fees	1,369,000	1,759,000
Tax Fees	230,000	1,039,000
All Other Fees	0	0

Total	$7,199,000	$8,733,000

Audit fees are primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, and the reviews of the Company’s financial statements included in the Forms 10-Q. KPMG LLP also served as the independent auditor of Western Gas Partners, LP (WES) and fees for the audit of WES’s annual consolidated financial statements for 2009 and 2008 were $915,000 and $640,000, respectively, which are not included in the table above.

Audit-related fees are primarily for the audits of the Company’s benefit plans, other audits, consents, comfort letters and certain financial accounting consultation. For 2008, approximately $679,000 of the audit-related fees reflected above are associated with the formation and audit of WES and its predecessor prior to its initial public offering in 2008. Audit-related fees related to WES for 2009 and 2008 were $289,000 and $270,000, respectively, which are not included in the table above.

Tax fees are primarily for tax planning compliance and services including approximately $93,000 and $551,000 in 2009 and 2008, respectively, for services related to individual income tax services for Company employees in connection with foreign assignments. The Audit Committee has concluded that the provision of tax services is compatible with maintaining KPMG LLP’s independence.

The Audit Committee adopted a Pre-Approval Policy with respect to services which may be performed by KPMG LLP. This policy lists specific audit, audit-related, and tax services as well as any other services that KPMG LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairperson, to whom such authority has been conditionally delegated, prior to engagement. During 2009, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were approved by the Audit Committee.

ITEM 3 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE SEXUAL ORIENTATION AND GENDER IDENTITY

The New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, located at 1 Centre Street, New York, NY 10007-2341, telephone (212) 669-2651, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

SEXUAL ORIENTATION NON-DISCRIMINATION POLICY

Whereas:  Anadarko Petroleum Corporation does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that Anadarko Petroleum Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Anadarko Petroleum Corporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Statement Regarding Proposal

The board of directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

Anadarko Petroleum Corporation is proud of its commitment to a diverse and harassment-free workplace. The Company has historically had a de facto policy prohibiting discrimination on the basis of sexual orientation, and in

February 2008 we updated our written policy to reflect this principle. Our policy specifically prohibits discrimination on the basis of race, ethnicity, national origin, color, gender, sexual orientation, age, citizenship, veteran’s status, marital status, disability or any other legally-protected status. You can view our entire Code of Business Conduct and Ethics at http://www.anadarko.com/SiteCollectionDocuments/PDF/Corp%20Gov/codeethics_web.html. Our corporate values also require our employees to act with the highest ethical standards, respect diversity in thought, practice and culture, and never to tolerate intimidation. We believe that our current policies adequately reflect our strong commitment to non-discrimination, and that we have already substantially implemented the principles reflected in the above proposal. We therefore believe that there is no need to adopt this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

ITEM 4 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S BY-LAWS TO PROVIDE FOR REIMBURSEMENT OF EXPENSES FOR DIRECTOR NOMINEES

AFSCME Employees Pension Plan, located at 1625 L Street, NW, Washington, DC 20036-5687, telephone (202) 775-8142, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law and Article II, section 12.5 of the bylaws of Anadarko Petroleum, stockholders of Anadarko Petroleum hereby amend the Bylaws to add the following Section 2.13 to Article II:

“The board of directors shall, consistent with its fiduciary duties, cause the corporation to reimburse a stockholder or group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s board of directors, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the corporation in connection with such election.”

SUPPORTING STATEMENT

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies. Harvard Law School professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short slates” — slates of director candidates that would not comprise a majority of the board, if elected — contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts -- but not contests aimed at changing control by ousting a majority or more of the board — with success defined as the election of at least one member of the short slate.

The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.

We urge stockholders to vote for this proposal.

Board of Directors’ Statement Regarding Proposal

The board of directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

Currently, the Board may cause the Company to reimburse a stockholder or group of stockholders for reasonable expenses incurred in connection with a candidate successfully being elected to serve on the Board. The Board owes the stockholders a fiduciary duty to act in good faith and with a duty of care with respect to any action or decision they discharge. The use of the word “shall” in the Proposal could frustrate the Board’s ability to exercise some of its fiduciary duties if it was required to compel the Company to reimburse certain expenses even if the Board did not feel that the candidate’s election was in the best interest of the Company’s stockholders. The chilling effect of potentially forcing directors to compromise the fiduciary duties imposed on them by the Delaware General Corporation Law could result in a desire of currently qualified directors to resign and/or future difficulty in attracting or retaining qualified candidates.

The Board has defined procedures related to stockholder participation in the selection of director nominees which can be found beginning on page 18 of this proxy statement. This process gives stockholders an opportunity to recommend director candidates to the Board and have their qualifications properly reviewed by the Nominating and Corporate Governance Committee. However, candidates nominated by individual stockholders are not bound by the same fiduciary duties to the Company and its stockholders and are not subject to the director qualification standards described in the relevant sections of this proxy statement. The Board believes that individual stockholders may desire to pursue their own personal interests, which may not be in the Company’s or its stockholders’ best interests. Adopting the Proposal will require the Company to fund a proxy contest of opposition candidates, regardless of whether those candidates are qualified to serve as directors or whether those candidates are committed to the long-term best interest of all of the Company’s stockholders. This could result in a polarized Board and frustrate the Board’s efforts to effectively oversee the execution of the Company’s long-term strategy. The Board believes that this would not represent good corporate governance and would do little to further the Company’s long-term interests.

The “safety valve” argument in the Proposal does not take into account that the Company’s directors are elected based on a “majority vote” standard and that the Company amended its restated certificate of incorporation in 2009 to declassify its Board. Beginning in 2012, each director will stand for stockholder election or reelection every year and must receive a majority of the votes cast to be elected. The effect of this change means that each director will face a meaningful threat of replacement every year.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

Dated: March 26, 2010
The Woodlands, Texas

See enclosed proxy card — please vote promptly

1201 LAKE ROBBINS DRIVE
THE WOODLANDS, TX 77380
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Anadarko Petroleum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anadarko Petroleum Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20655-P93035	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
ANADARKO PETROLEUM CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors

1.	Election of Directors	For	Against	Abstain

Nominees:

	1a. H. Paulett Eberhart	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3 AND 4.	For	Against	Abstain

	1b. Preston M. Geren III	☐	☐	☐	3. Stockholder Proposal - Amendment to Non-Discrimination Policy.	☐	☐	☐

	1c. James T. Hackett	☐	☐	☐	4. Stockholder Proposal - Amendment to By-Laws: Reimbursement of Proxy Expenses.	☐	☐	☐

Vote on Proposals
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2, and AGAINST items 3 and 4. If any other matters come properly before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

2.	Ratification of appointment of KPMG LLP as independent auditors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Each signatory to this proxy acknowledges receipt from Anadarko Petroleum Corporation, prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated March 26, 2010.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at:

http://bnymellon.mobular.net/bnymellon/apc

ê FOLD AND DETACH HERE ê

M20656-P93035

ANADARKO PETROLEUM CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2010
The undersigned hereby appoint(s) James T. Hackett, Robert G. Gwin and Robert K. Reeves, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Anadarko Petroleum Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Central Daylight Time, on May 18, 2010, at The Woodlands Waterway Marriott Hotel and Convention Center and any adjournment or postponement thereof.
           THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL AND IN THE PROXYHOLDERS’ DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING OR ANY ADJOURNMENT THEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)